Exhibit 10.13
Execution Version
REVOLVING CREDIT AGREEMENT
dated as of
September 27, 2018
among
SOCIAL FINANCE, INC.,
as the Borrower,
the Lenders party hereto,
the Issuing Banks party hereto,
and
GOLDMAN SACHS BANK USA,
as the Administrative Agent,
CITIBANK, N.A. and
GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

Schedule 2.01	Lenders, Commitments and Letter of Credit Issuer Sublimit

SCHEDULES TO THE DISCLOSURE LETTER

Schedule 2.19	Effective Date Letters of Credit
Schedule 3.11	Plans
Schedule 3.13	Capitalization
Schedule 6.02	Effective Date Liens
Schedule 6.05	Effective Date Restrictive Agreements

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Revolving Note
Exhibit E	Form of Guaranty
Exhibit F	Form of Compliance Certificate
Exhibit G-1	Form of U.S. Tax Compliance Certificate
Exhibit G-2	Form of U.S. Tax Compliance Certificate
Exhibit G-3	Form of U.S. Tax Compliance Certificate

Exhibit G-4	Form of U.S. Tax Compliance Certificate
Exhibit H	Form of Intercompany Subordination Agreement
Exhibit I	Form of Annual Forecast

REVOLVING CREDIT AGREEMENT dated as of September 27, 2018 among SOCIAL FINANCE, INC., as the Borrower, the LENDERS and ISSUING BANKS party hereto and GOLDMAN SACHS BANK USA, as the Administrative Agent.
The Borrower (such term and each other capitalized term used and not otherwise defined in these recitals having the meaning assigned to it in Article 1), has requested the Lenders to make Loans to the Borrower and the Issuing Banks to issue Letters of Credit at the request of the Applicable Account Parties, in each case on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date.
The proceeds of borrowings hereunder, together with the issuance of any letter of credit, are to be used for the purposes described in Section 5.09. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, for valuable consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted EURIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a EURIBOR Borrowing, the rate per annum equal to the EURIBO Rate for such Interest Period; provided that in no event shall the Adjusted EURIBO Rate be less than 0.00%.
“Adjusted LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period (or, solely for purposes of clause (ii) in the defined term “Alternate Base Rate,” for purposes of determining the Alternate Base Rate as of any date) for a Eurodollar Borrowing, (a) for Borrowings denominated in Dollars, the rate per annum obtained by dividing (i) the LIBO Rate for Dollars for such Interest Period (or such date, as applicable) by (ii) an amount equal to (x) one minus (y) the Applicable Reserve Requirement or (b) for Borrowings denominated in a Permitted Foreign Currency (other than Euros), the rate per annum equal to the LIBO Rate for such currency for such Interest Period; provided that in no event shall the Adjusted LIBO Rate be less than 0.00%.
“Administrative Agent” means Goldman Sachs Bank USA, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent from time to time.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that for the purposes of this Agreement and the other

Loan Documents, none of SoftBank Group Corp., SoftBank Group Capital Ltd., SB Sonic Holdco, Renren SF Holdings, Oak Pacific Investment, or their respective successors and assigns shall be considered “Affiliates” of the Borrower.
“Affiliated Persons” means, with respect to any specified Person, (a) any Affiliate of such Person and (b) any Person Controlled by such Person or its Affiliate or the holdings of which are for the primary benefit of any such Persons.
“Agent Parties” has the meaning set forth in Section 9.01(d).
“Agents” means, collectively, the Administrative Agent and the Arrangers.
“Aggregate Total Exposure” means, as at any date of determination, the sum of (i) the Dollar Equivalent of the aggregate principal amount of all outstanding Loans (excluding Loans made for the purpose of reimbursing the Issuing Banks for any amount drawn under any Letter of Credit, but not yet so applied) and (ii) the Letter of Credit Usage.
“Agreed L/C Cash Collateral Amount” means 102% of the total outstanding Letter of Credit Usage.
“Agreement” means this Revolving Credit Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.
“Agreement Currency” has the meaning set forth in Section 9.19.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (iii) the sum of (a) the Adjusted LIBO Rate that would be payable on such day for a Eurodollar Borrowing with a one-month interest period plus (b) 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (ii) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective day of such change in the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act 2010 to the extent applicable, all other applicable anti-corruption laws, the Bank Secrecy Act to the extent applicable, the USA Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, and the rules and regulations (if any) thereunder enforced by any governmental agency.
“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a).
“Applicable Account Party” has the meaning set forth in Section 2.19(a).
“Applicable Creditor” has the meaning set forth in Section 9.19.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, (i) 1.00% per annum with respect to any Eurodollar Loan or EURIBOR Loan and (ii) 0.00% per annum with respect to any ABR Loan and (iii) 0.10% per annum with respect to the Unused Commitment Fee.
“Applicable Reserve Requirement” means for any day as applied to a Eurodollar Borrowing, the aggregate (without duplication) of the maximum rates (expressed as a decimal ) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Application” means a Letter of Credit application or agreement in the form approved by the applicable Issuing Bank, executed and delivered by the Borrower to the Administrative Agent and the applicable Issuing Bank requesting such Issuing Bank to issue a Letter of Credit.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of Citigroup Global Markets Inc. and Goldman Sachs Bank USA in its capacity as a joint lead arranger and a joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Bankruptcy Event” means an Event of Default of the type described in Section 7.01(h), (i) or (j).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Borrower” means Social Finance, Inc., a Delaware corporation.
“Borrowing” means Loans of the same currency and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or EURIBOR Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) in the case of a Eurodollar Borrowing denominated in Dollars, $5,000,000, (b) in the case of a Eurodollar Borrowing denominated in any Permitted Foreign Currency or a EURIBOR Borrowing, the smallest amount of such Permitted Foreign Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $5,000,000 and (c) in the case of an ABR Borrowing, $5,000,000.
“Borrowing Multiple” means (a) in the case of a Eurodollar Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Eurodollar Borrowing denominated in any Permitted Foreign Currency or a EURIBOR Borrowing, the smallest amount of such Permitted Foreign Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $1,000,000 and (c) in the case of an ABR Borrowing, $1,000,000.
“Borrowing Request” has the meaning set forth in Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (b) when used in connection with any EURIBOR Loan, the term “Business Day” shall also exclude any day which is not a TARGET Day or any day on which banks in London are not open for general business.
“Calculation Date” means (a) the last Business Day of each calendar quarter, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Loan or (ii) the issuance, amendment (including, without limitation, the date of any amendment increasing the amount of any Letter of Credit), renewal or extension of a Letter of Credit, (c) solely with respect to Letters of Credit, the first Business Day of each calendar month, and (d) if an Event of Default has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date (or that would have been accounted for as an operating lease if such lease was in effect as of the Effective Date) shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.
“Cash Collateral” has a meaning correlative to the below and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in the applicable currency in an amount not to exceed 102% of such Obligations (except as otherwise expressly provided herein), at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning).
“Cash Equivalents” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;
(b)    investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, a rating of at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)    investments in “money market funds” substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;
(f)    in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and
(g)    investments permitted pursuant to Borrower’s investment policy as approved by the board of directors (or committee thereof) of the Borrower from time to time.
“Change in Control” means (a) prior to an IPO, the failure by Permitted Holders to beneficially own at least 50.1% of the aggregate voting power of the Borrower’s Equity Interests on a fully diluted basis; provided that any such failure shall not constitute a Change in Control if (x) such failure was due to a bona fide equity financing transaction for, or recapitalization of, the Borrower and (y) a Change of Control under clause (b) would not have occurred if such failure was following an IPO; or (b) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder) other than the Permitted Holders , of more than 35% of the aggregate voting power of the Public Company’s Equity Interests on a fully diluted basis. The consummation of an IPO shall not constitute a Change in Control.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Charges” has the meaning set forth in Section 9.13.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder and acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.18, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $560,000,000.
“Communications” has the meaning set forth in Section 9.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Tangible Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recent quarterly or annual consolidated balance sheet of the Borrower and its Subsidiaries less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of intangible assets (but only to the extent that such items would be included on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Notes” means debt securities that are convertible solely into, or exchangeable solely for, Equity Interests and/or cash; provided that such debt securities (i) do not have a scheduled maturity date any earlier than the date that is 91 days after the Maturity Date applicable at the time of issuance thereof, (ii) only require interest to be paid in kind; provided that after an IPO, cash interest will be permitted and (iii) issued prior to an IPO shall be convertible solely into Equity Interests (and not for cash) and shall not require any cash payments to be made thereunder or contain any cash redemption features, except, in the case of clauses (i) and (ii), if as a result of a customary fundamental change or change in control event.
“Credit Parties” has the meaning set forth in Section 9.12(a).
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” has the meaning set forth in Section 2.20.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participation in any Letter of Credit within two Business Days of the date required to be funded hereunder or (iii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Disclosure Letter” means the disclosure letter, dated as of the date hereof, as amended or supplemented from time to time pursuant to the terms of this Agreement.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date applicable at the time of issuance thereof, except, in the case of clauses (i) and (ii), if as a result of a change in control, fundamental change or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change in control, fundamental change or asset sale event are subject to the prior expiration or termination of the Commitments, the payment in full of the principal of and interest on each Loan and all fees payable hereunder and the cancellation or expiration or Cash Collateralization of all Letters of Credit.
“Disqualified Institution” means (a) any Person that has been identified in writing to the Administrative Agent prior to the Effective Date as a “Disqualified Institution” or (b) any Person that is a competitor or potential competitor of the Borrower or any of its Subsidiaries or any investor in any such competitor or potential competitor (in each case as determined in good faith by the Borrower and other than investors that are bona fide debt funds) that has been identified in writing to the Administrative Agent from time to time as a “Disqualified Institution” by the Borrower; provided that (i) any Person that becomes a “Disqualified Institution” after the applicable Trade Date with respect to an assignment or participation shall not retroactively be deemed a “Disqualified Institution” for purposes of such assignment or participation or any previously acquired assignment or participation

(but such Person shall not be able to increase its Commitments or participations hereunder) and (ii) such assignment or participation and, in the case of an assignment, the execution by the Borrower of an Assignment and Assumption with respect to such assignee, in each case, in connection with any assignment or participation described in the preceding clause (i), will not by itself result in such assignee no longer being considered a “Disqualified Institution”; provided, however, that, in each case, the term “Disqualified Institution” shall not include any person that has been identified in writing to the Administrative Agent from time to time by the Borrower as no longer constituting a “Disqualified Institution”.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Permitted Foreign Currency, the equivalent amount thereof in Dollars at such time as determined in accordance with Section 1.05(a) using the Exchange Rate with respect to such Permitted Foreign Currency at the time in effect under the provisions of such Section (except as otherwise expressly provided in Section 2.19(d)).
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, excluding (x) any such Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code and (y) any such Subsidiary that is owned (directly or indirectly) by a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Effective Date Financing Arrangements” has the meaning set forth in the definition of Permitted Asset-Based Financing.
“Effective Date Letters of Credit” means the Letters of Credit listed on Schedule 6.07.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, transportation, storage, treatment, disposal, management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, including compliance or noncompliance therewith, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any Convertible Notes.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Restricted Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived under subsection .22, .23, .25, .26, .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the termination of any Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (g) the complete or partial withdrawal of any Borrower, Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability or the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan or (h) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a EURIBOR Borrowing, the rate per annum determined by the Administrative Agent on the basis of the rate for deposits in such currency for a period equal to such Interest Period commencing on the first day of such Interest Period as administered by the Banking Federation of the European Union (or any other Person that takes over the administration of such rate) appearing on Reuters Screen EURIBOR01 page (or any successor page) as of approximately 11:00 a.m., Brussels, Belgium time, on such Interest Rate Determination Date; provided that, in the event such rate does not appear on such page or service or if such page or service shall cease to be available, the EURIBO Rate shall be determined by the Administrative Agent by reference to such other comparable publicly available service for displaying EURIBO rates as may be selected by the Administrative Agent, or, in the absence of such availability, the arithmetic mean of the rates (rounded upward to the nearest 1/100th of 1%) as supplied to the Administrative Agent at its request and quoted by the reference banks appointed by the Administrative Agent in consultation with the Borrower to leading banks who consent to such appointment in the Euro interbank market for deposits in Euros of a duration equal to the duration of such Interest Period, on such Interest Rate Determination Date.
“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.
“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning set forth in Article 7.
“Exchange Act” has the meaning set forth in Section 9.01(e).
“Exchange Rate” means, on any day, with respect to the applicable Permitted Foreign Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page “FX=” for such currency. In the event that such rate does not appear on any Reuters World Currency Page, then the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., London time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable and customary method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Subsidiary that is prohibited by applicable law, rule or regulation (including in respect of any self-regulatory organization) or by any contractual obligation to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations; provided that any such agreement, instrument or other undertaking (i) is in existence on the Effective Date (or, with respect to a Subsidiary acquired after the Effective Date, as of the date such acquisition) and (ii) in the case of a Subsidiary acquired after the Effective Date, was not entered into in connection with, or in contemplation of, such acquisition, (c) any Subsidiary with respect to which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority or self-regulatory organization, unless such consent, approval, license or authorization has been obtained, (d) any other Subsidiary with respect to which the Administrative Agent, in consultation with the Borrower, determines that the burden or cost or other consequences is excessive in view of the benefits to be obtained by the Lenders, (e) any Subsidiary that is a broker-dealer and (f) any Subsidiary that is a bank, industrial loan company or other deposit-taking or similarly regulated institution.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located, or, in the case of any Lender, its applicable lending office is located or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender or Issuing Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or Issuing Bank with respect to an applicable interest in a Loan or Commitment or obligations to reimburse amounts drawn under a Letter of Credit pursuant to a law in effect on the date on which (i) such Lender or Issuing Bank acquires such interest in the Loan, Commitment or Letter of Credit (other than pursuant to an assignment request by the Borrower under Section 2.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order” has the meaning set forth in Section 3.15(a).
“Extending Lender” has the meaning set forth in Section 2.20.
“Extension Agreement” means an extension agreement entered into pursuant to Section 2.20 in form and substance reasonably satisfactory to the Administrative Agent.
“Extension Notice” has the meaning set forth in Section 2.20.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any published intergovernmental agreement and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, (15 U.S.C. §§ 78dd-1, et seq.) as amended.
“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day or, if no such rate is so published on any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if the relevant screen rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means any of the chief financial officer, principal accounting officer, vice president of finance or corporate controller or most senior financial officer of the Borrower.
“Financing Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) student loans, (b) personal loans, (c) mortgage loans, (d) servicing rights, (e) residual bonds, (f) credit card receivables, (g) receivables assets, (h) franchise fees, royalties and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (i) revenues related to distribution and merchandising of the products of the Borrower and its Subsidiaries, (j) intellectual property rights relating to the generation of any of the types of assets listed in this definition, (k) [reserved], (l) any securities issued by, and any Equity Interests of, any Special Purpose Financing Subsidiary or any Subsidiary of a Special Purpose Financing Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organizational or formation documents or other agreement entered into in furtherance of the organization of such entity, (m) any fixed income debt or equity securities, (n) any income relating to any of the foregoing, and (o) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Borrower in good faith).
“Foreign Lender” means any Lender whose interest in any Obligation is treated for U.S. federal income tax purposes as owned by a Person that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of any jurisdiction other than any Subsidiary organized under any political subdivision of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the Letter of Credit Usage other than Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).
“Guarantor” means any Domestic Subsidiary of the Borrower that has delivered a Guaranty or a joinder agreement to a Guaranty pursuant to Section 5.10(a) hereof.
“Guaranty” means a guaranty agreement in substantially the form of Exhibit E hereto.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Borrower (a) whose Total Assets as of the most recent available quarterly or year-end financial statements do not exceed 5% of the Total Assets of the Borrower and its Subsidiaries at such date and (b) whose revenues for the most recently ended four-quarter period for which financial statements are available do not exceed 5% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that (i) the Total Assets of all such Subsidiaries as of the most recent available quarterly or year-end financial statements shall not exceed 12.5% of the Total Assets of the Borrower and its Subsidiaries at such date and (ii) the total revenues of all such Subsidiaries for the most recently ended four-quarter period for which financial statements are available shall not exceed 12.5% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP. For any determination made as of or prior to the time any Person becomes an indirect or direct Subsidiary of

Borrower, such determination and designation shall be made based on financial statements provided by or on behalf of such Person in connection with the acquisition of such Person or such Person’s assets. The Borrower may change the designation of any Subsidiary as an Immaterial Subsidiary (and, to the extent that existing designated Immaterial Subsidiaries do not meet the limits provided above, the Borrower shall change such designation) by providing notice to the Administrative Agent; provided that any Restricted Subsidiary of Borrower formed or acquired after the Effective Date, as applicable, that meets the requirements of an “Immaterial Subsidiary” set forth herein shall be deemed designated as an “Immaterial Subsidiary” (without any requirement for any further notice to the Administrative Agent) unless the Borrower otherwise notifies the Administrative Agent in writing.
“Increased Amount Date” has the meaning set forth in Section 2.18(a).
“Incremental Available Amount” means $550,000,000.
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and excluding payroll liabilities, deferred compensation obligations, purchase price adjustments, royalties and earn-outs and other contingent or deferred payments of a similar nature), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) Purchase Money Indebtedness of such Person, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that Indebtedness shall not include (x) obligations incurred under, in respect of or in connection with Permitted Asset-Based Financings or (y) obligations with respect to any Third Party Funds; provided, further, that any Indebtedness that is collateralized by a Letter of Credit, bankers acceptances or similar arrangement for which the Borrower or any Restricted Subsidiary is an account party or applicant shall be treated as only one item of Indebtedness in an amount equal to the greater of the maximum aggregate principal amount of such Indebtedness or the amount of such backstop Letter of Credit bankers’ acceptance or similar arrangement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Information” has the meaning set forth in Section 9.12(a).

“Interest Election Request” has the meaning set forth in Section 2.05(b).
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing or EURIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Investment” means any loan, advance, extension of credit (by way of Guarantee or otherwise) or capital contributions by the Borrower or any of its Restricted Subsidiaries to any other Person. For the avoidance of doubt, notwithstanding anything to the contrary herein, the value of any Investment shall be deemed to be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; provided, that the value of such Investment shall be net of cash return received after the Effective Date as a result of any sale for cash, repayment, redemption, liquidation, distribution or other cash realization, not to exceed the original cost of such Investment.
“IPO” means a bona fide underwritten sale to the public or a direct listing on a public exchange of Qualified Equity Interests of the Public Company pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Borrower or any of its Subsidiaries, as the case may be) that is declared effective by the Securities and Exchange Commission.
“IRS” means the United States Internal Revenue Service.
“ISP 98” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means each Lender (or affiliate thereof) with a Letter of Credit Issuer Sublimit on Schedule 2.01 hereof, as Issuing Bank hereunder, and any other Lender (or affiliate thereof) that shall agree in writing, at the request of the Borrower and with the consent of the Administrative Agent, to become an “Issuing Bank”, in each case together with its permitted successors and assigns in such capacity.
“Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
“Joint Venture” means an Investment pursuant to which the Borrower or a Restricted Subsidiary acquires less than the total amount of Equity Interests or other ownership interests in any Person and, after giving effect such Investment, such Person is not a “Subsidiary” of the Borrower or such Restricted Subsidiary.
“Judgment Currency” has the meaning set forth in Section 9.19.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption as an assignee, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means a standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement in such form and substance as may be approved from time to time by the applicable Issuing Bank. Letters of Credit will only be issued in Dollars or any other Permitted Foreign Currency.
“Letter of Credit Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Fee” has the meaning set forth in Section 2.09.
“Letter of Credit Issuer Sublimit” means (i) with respect to each Issuing Bank as of the Effective Date, as set forth on Schedule 2.01, and (ii) with respect to any other Issuing Bank, an amount as shall be agreed to by the Administrative Agent, such Issuing Bank and the Borrower.
“Letter of Credit Sublimit” means the lesser of (i) $200,000,000 and (ii) the aggregate unused amount of the Commitments then in effect.
“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Dollar Equivalent of the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the Dollar Equivalent of the aggregate amount of all drawings under Letters of Credit honored by an Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower. The Letter of Credit Usage of any Lender at any time shall be such Lender’s Applicable Percentage of the aggregate Letter of Credit Usage at such time.
“Leverage Ratio” means, as of any date, the ratio of (i) the total Indebtedness of the Borrower and its Restricted Subsidiaries on such date to (ii) Consolidated Tangible Net Worth on such date.

“LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period (or, solely for purposes of clause (iii) in the defined term “Alternate Base Rate,” for purposes of determining the Alternate Base Rate as of any date) for a Eurodollar Borrowing in any currency, the rate per annum determined by the Administrative Agent on the basis of the rate for deposits in such currency for a period equal to such Interest Period commencing on the first day of such Interest Period as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) appearing on Reuters Screen LIBOR01 page (or any successor page) as of approximately 11:00 a.m., London, England time, on such Interest Rate Determination Date; provided that, in the event such rate does not appear on such page or service or if such page or service shall cease to be available, the LIBO Rate shall be determined by the Administrative Agent by reference to such other comparable publicly available service for displaying LIBO rates as may be selected by the Administrative Agent, or, in the absence of such availability, the arithmetic mean of the rates (rounded upward to the nearest 1/100th of 1%) as supplied to Administrative Agent at its request and quoted by the reference banks appointed by the Administrative Agent in consultation with the Borrower to leading banks who consent to such appointment in the London interbank market for deposits in such currency of a duration equal to the duration of such Interest Period, on such Interest Rate Determination Date.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Limited Conditionality Acquisition” means any acquisition not prohibited by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Liquidity” means, at any date of determination, the sum of (i) the amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date and (ii) the aggregate unused amount of the Commitments then in effect (but only to the extent that the Borrower could satisfy the conditions to Borrowing at such time).
“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Joinder Agreement, any Guaranty, any joinder agreements to any Guaranty delivered pursuant to Section 5.10(a) hereof and any other agreement, instrument or document executed after the date hereof and designated by its terms as a Loan Document.
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to this Agreement.
“Local Time” means (a) with respect to any Loan or Borrowing denominated in Dollars or any Letter of Credit denominated in Dollars, New York City time, and (b) with respect to any Loan or Borrowing denominated in a Permitted Foreign Currency or any Letter of Credit denominated in a Permitted Foreign Currency, London time.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its payment obligations under any Loan Document to which it is a party and (c) the rights of or remedies available to the Agents and the Lenders under the terms of this Agreement or any Guaranty.
“Material Domestic Subsidiary” means a wholly-owned Domestic Subsidiary that is neither (a) an Immaterial Subsidiary nor (b) a Special Purpose Financing Subsidiary.
“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents and other than Indebtedness among the Borrower and its Subsidiaries), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in a principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Intellectual Property” means any intellectual property that, in the good faith judgment of the Borrower, the loss of which would reasonably be expected to result in a Material Adverse Effect.
“Maturity Date” means September 27, 2023, as such date may be extended with respect to any Commitment pursuant to Section 2.20.
“Maximum Rate” has the meaning set forth in Section 9.13.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) the Borrower or a Restricted Subsidiary or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Restricted Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“New Commitments” has the meaning set forth in Section 2.18(a).
“New Extending Lender” has the meaning set forth in Section 2.20.
“New Lender” has the meaning set forth in Section 2.18(a).
“New Loan” has the meaning set forth in Section 2.18(b).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Restricted Subsidiaries primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” has the meaning set forth in Section 2.07(e).
“Obligations” means all amounts owing by any Loan Party to the Administrative Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document). For the avoidance of doubt, Taxes described in clause (a) of the definition of Excluded Taxes constitute Other Connection Taxes.
“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than such taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.16(b)).
“Participant” has the meaning set forth in Section 9.04(c)(i).
“Participant Register” has the meaning set forth in Section 9.04(c)(iii).
“Participating Lender” has the meaning set forth in Section 2.19(e).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by the Borrower, any

Restricted Subsidiary or any ERISA Affiliate or with respect to which any of the Borrower, any Restricted Subsidiary or any ERISA Affiliate has actual or contingent liability.
“Permitted Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets or Equity Interests of, or a business line or unit or a division of, any Person; provided that
(a)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(b)    the Borrower shall take, or shall cause to be taken, each of the actions set forth in Section 5.10(a), if applicable, within the time period stated in Section 5.10(a); and
(c)    any Person or assets or division as acquired in accordance herewith shall be engaged in or related to a business permitted under Section 6.03(b).
“Permitted Asset-Based Financing” means (a) any arrangements, including but not limited to credit agreements, Warehouse Facilities and repurchase agreements, in existence on the Effective Date and entered into by the Borrower or any Subsidiary for the purpose of financing the origination of loan products or monetizing any Financing Assets (the “Effective Date Financing Arrangements”); (b) any other arrangement existing on or entered into after the Effective Date that is similar to the Effective Date Financing Arrangements (as determined in good faith by the Borrower); (c) any asset-backed securitization transaction in which the Borrower or a Subsidiary sells or transfers Financing Assets to a Special Purpose Financing Subsidiary, which issues debt and/or equity interests (rated or unrated) secured by the cash flows from such Financing Assets; (d) any credit facility, repurchase arrangement, warehouse or other similar financing arrangement (as determined in good faith by the Borrower) initiated by the Borrower or any Subsidiary pursuant to which the Borrower or such Subsidiary, either directly or through one or more Subsidiaries, sells or pledges Financing Assets in return for advances, loans or other borrowings against such Financing Assets, (e) any hedge, swap, synthetic risk transfer or other derivative transaction designed to finance or refinance Financing Assets or (f) any transfer or sale (either directly or indirectly, including through a special purpose entity established by the Borrower or an Affiliate of the Borrower) of one or more Financing Assets, or a participation interest in Financing Assets, in the ordinary course of business.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith;
(c)    pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Loan Party or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (c)(i) above;
(d)    pledges and deposits to (i) secure the performance of bids, trade and commercial contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (d)(i) above;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k) and Liens securing appeal or surety bonds related to such judgments;
(f)    easements, zoning restrictions, rights-of-way, building ordinances, encroachments, title defects and other irregularities, governmental restrictions on the use of property or conduct of business and Liens in favor of Governmental Authorities and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;
(g)    Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases or other obligations not constituting Indebtedness;
(h)    Liens arising in respect of Third Party Funds; and
(i)    Liens on cash or Investments permitted hereunder securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable requirements of any Governmental Authority or self-regulatory organization.
“Permitted Financing Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Asset-Based Financing, as the same may be amended, extended, renewed, restated, supplemented, or otherwise modified from time to time.
“Permitted Foreign Currency” means, with respect to any Loans or Letter of Credit, Euros and any foreign currency reasonably requested by the Borrower from time to time and in which each Lender (in the case of Loans to be denominated in such other currency) and each applicable Issuing Bank (in the case of any Letters of Credit to be denominated in such other currency) has reasonably agreed, in accordance with its policies and procedures in effect at such time, to lend Loans or issue Letters of Credit as applicable.
“Permitted Holders” means (a) holders of Equity Interests in the Borrower as of the Effective Date, (b) each of the respective Affiliated Persons of the Person referred to in clause (a), and (c) any group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder) Controlled by any Person or Persons referred to in clauses (a) or (b).
“Permitted Investments” means:

(a)    direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof; (b)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(e)    securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e);
(g)    money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;
(h)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and
(i)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Borrower or Restricted Subsidiary or any organized in such jurisdiction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower, a Restricted Subsidiary or any ERISA Affiliate or to which the Borrower, a Restricted Subsidiary or an ERISA Affiliate has or could have an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Borrower, a Restricted Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
“Platform” has the meaning set forth in Section 9.01(d).
“Prime Rate” means the rate of interest published by the Wall Street Journal, from time to time, as the prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Principal Office” for each of the Administrative Agent and any Issuing Bank, means the office of the Administrative Agent and such Issuing Bank as set forth in Section 9.01(a), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate to Borrower and each Lender upon two Business Days’ written notice.
“Projections” has the meaning set forth in Section 3.12.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company” means, after the IPO, the Person that shall have issued Equity Interests pursuant to such IPO (such person being either the Borrower or any direct parent company of the Borrower).
“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or its or their securities.
“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital asset to the extent incurred prior to or within 180 days following such acquisition, construction or improvement.
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
“Qualifying IPO” means an IPO in which the Borrower raises gross primary proceeds, or lists shares with an aggregate value at the time of such listing, of at least $200,000,000.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Refinancing Indebtedness” means refinancings, extensions, renewals, or replacements of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount equal to premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, extensions, renewals or replacements and by the amount of unfunded commitments with respect thereto, (ii) the final maturity date of the Refinancing Indebtedness is not earlier than the original Indebtedness being refinanced, (iii) the Refinancing Indebtedness is incurred by Persons who are the obligors of the original Indebtedness being refinanced and (iv) the terms of any such Refinancing Indebtedness that are not substantially identical to the original Indebtedness being refinanced are not materially more favorable (taken as a whole) to the investors providing such Refinancing Indebtedness than those applicable to the original Indebtedness being refinanced (except for covenants or other provisions applicable only to periods after the latest Maturity Date existing at the time of incurrence of such Refinancing Indebtedness), as determined by the Borrower in good faith.
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Reimbursement Date” has the meaning set forth in Section 2.19(d).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Removal Effective Date” has the meaning set forth in Section 8.07(b).
“Representatives” has the meaning set forth in Section 9.12(a).
“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding more than 50% of the aggregate outstanding principal amount of the Loans at such time. The Commitment and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Reset Date” has the meaning set forth in Section 1.05(a).
“Responsible Officer” means any of the President, Chief Executive Officer, Senior Vice President and the most senior financial officer from time to time of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower. For the avoidance of doubt, the conversion of, or payment for (including, without limitation, payments of principal and payments upon redemption or repurchase), or paying any interest with respect to, any Convertible Notes shall not constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services or any successor thereto.
“Sanctioned Entity” means, at any time, (a) a country, region or territory which is the subject or target of comprehensive Sanctions (including, without limitation, as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of the Ukraine), (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a person or entity organized in, resident in or determined to be resident in a country or territory, that is subject to or target of comprehensive Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, by the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating an establishment, organized or resident in a country, region or territory which is the subject or target of comprehensive Sanctions, or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom.
“Solvent” means, with respect to the Borrower and its Restricted Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and its Restricted Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 (ASC 450)).
“Special Purpose Financing Subsidiary” means (i) a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Asset-Based Financing (including the issuers of the Effective Date Financing Arrangements) for the acquisition, sale or financing of Financing Assets or interests therein, and which is organized in a manner (as determined by the Borrower in good faith)

intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Subsidiaries (other than Special Purpose Financing Subsidiaries) in the event the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law) and (ii) any subsidiary of a Special Purpose Financing Subsidiary.
“Specified Event of Default” means an Event of Default of the type described in Section 7.01(a) or 7.01(b) or, with respect to the Borrower, a Bankruptcy Event.
“Subsidiary” means any subsidiary of the Borrower.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Third Party Funds” means any accounts or funds, or any portion thereof, received by the Borrower or any of the Restricted Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Borrower or one or more of the Restricted Subsidiaries to collect and remit those funds to such third parties.
“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or 5.01(b).
“Total Exposure” means, for any Lender at any time, the sum of (i) the Dollar Equivalent of the aggregate principal amount of all outstanding Loans of such Lender plus (ii) such Lender’s Applicable Percentage of the Letter of Credit Usage.
“Trade Date” has the meaning set forth in Section 9.04(b)(ii)(G).

“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party and the borrowing of Loans by the Borrower on the Effective Date.
“Type” means, when used in reference to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unreimbursed Amount” has the meaning set forth in Section 2.19(d).
“Unrestricted” means, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents (a) do not appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower, (b) are not subject to any Lien, other than non-consensual Liens arising by operation of law or Liens permitted under Section 6.02(k) hereof and (c) are otherwise generally available for use by the Borrower or any Restricted Subsidiary.
“Unrestricted Subsidiaries” means any Subsidiary of the Borrower that, at the time of determination, has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.11.
“Unused Commitment Fee” has the meaning set forth in Section 2.09(a).
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“U.S.” and “United States” means the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.14(g)(ii)(B).
“Warehouse Facility” means any debt facility entered into by the Borrower or any Subsidiary for the purpose of financing the origination of loan products.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) except as otherwise specified with respect to the schedules to the Disclosure Letter, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended to account for any such change following good faith negotiations between the Borrower and the Administrative Agent. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated (1) without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof and (2) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05    Exchange Rates; Currency Equivalents.
(a)    Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to the applicable Permitted Foreign Currency and (ii) give notice thereof to the applicable Issuing Bank and the Borrower. The Exchange Rates so determined shall become effective in the case of each subsequent Calculation Date, on the first Business Day immediately following such Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate) be the Exchange Rates employed in converting any amounts between Dollars and any Permitted Foreign Currency.
(b)    Solely for purposes of Article II and related definitional provisions to the extent used therein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent and notified to the applicable Issuing Bank and the Borrower in accordance with Section 1.05(a). Amounts denominated in a Permitted Foreign Currency will be converted to Dollars for the purposes of calculating the Leverage Ratio at the Exchange Rate as of the date of calculation.
Section 1.06    Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or any agreement entered into in connection therewith, including any Assignment and Assumption, or any notice, certificate or other instrument delivered in connection therewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
ARTICLE II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans in Dollars or in any Permitted Foreign Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate outstanding Dollar Equivalent amount of such Lender’s Loans exceeding such Lender’s Commitment, (b) the sum of the Aggregate Total Exposure exceeding the total Commitments or (c) any Lender’s Total Exposure exceeding such Lender’s Commitment; provided that the Borrower shall not request, and the Lenders shall not be required to fund, a Loan that is denominated in a Permitted Foreign Currency if, after the making of such Loan, the Dollar Equivalent of the aggregate principal amount of all Loans and Letters of Credit then outstanding that are denominated in a Permitted Foreign Currency (including such requested Loan) would exceed $200,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
Section 2.02    Loans and Borrowings.

(a)    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.11, (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, (ii) each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans, and (iii) each Borrowing denominated in any Permitted Foreign Currency (other than Euros) shall be comprised entirely of Eurodollar Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings or EURIBOR Borrowings outstanding; provided, further, that there shall be no limit to the number of ABR Borrowings outstanding at any time.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by hand delivery, telecopy or other electronic transmission to the Administrative Agent of a written borrowing request in substantially the form of Exhibit B attached hereto (a “Borrowing Request”) (a) in the case of a Eurodollar Borrowing denominated in Dollars or a EURIBOR Borrowing, not later than 1:00 p.m. Local Time three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurodollar Borrowing denominated in any Permitted Foreign Currency (other than Euros), not later than 1:00 p.m., Local Time, four Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 12:00 p.m. (New York City time) on the date of the proposed Borrowing. Each such Borrowing Request shall be signed by the Borrower and shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount and currency of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(ii)    whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or a EURIBOR Borrowing;

(iv)    in the case of a Eurodollar Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
If no election as to the Type of Borrowing is specified other than Borrowings denominated in a Permitted Foreign Currency, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or EURIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Loan, the Borrower shall be deemed to have selected Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Borrowing Request for a Eurodollar Borrowing or a EURIBOR Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. As soon as practicable after 10:00 a.m., New York City time, on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Borrowing or EURIBOR Borrowing for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.
Section 2.04    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. Local Time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) in the case of Loans denominated in Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (y) in the case of Loans denominated in a Permitted Foreign Currency, the rate determined by the Administrative Agent to be the cost to it of funding such amount (which determination will be conclusive absent manifest error) or (ii) in the case of the Borrower, the interest rate applicable to (A) in the case of Loans denominated in Dollars, ABR Loans and (B) in the case of Loans denominated in a Permitted Foreign Currency, the interest rate applicable to the subject Loan pursuant to Section 2.10. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.05    Interest Elections.
(a)    Each Borrowing of Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type (provided that Eurodollar Borrowings denominated in a Permitted Foreign Currency may not be converted to ABR Borrowings) or to continue such Borrowing and, in the case of a Eurodollar Borrowing or EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. Subject to the limitation set forth in Section 2.02(c), the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by hand delivery, telecopy or other electronic transmission to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be signed by the Borrower.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or a EURIBOR Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. Except as otherwise provided herein, an Interest Election Request for conversion to, or continuation of, any Eurodollar Borrowing or EURIBOR Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing or a EURIBOR Borrowing, as applicable, with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurodollar Borrowing, (ii) unless repaid, each Eurodollar Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (iii) unless repaid, each Eurodollar Borrowing denominated in a Permitted Foreign Currency (other than Euros) or EURIBOR Borrowing shall be continued as a Eurodollar Borrowing or EURIBOR Borrowing, as applicable, with an Interest Period of one month’s duration.
Section 2.06    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each partial reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the Aggregate Total Exposure would exceed the total Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.

(d)    If, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess (with such reduction applied on a pro rata basis to reduce the Letter of Credit Issuer Sublimit of each Issuing Bank).
Section 2.07    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that the Borrower may inspect such accounts upon reasonable request.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D attached hereto. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.08    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.13), subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent in writing (including by telecopy or other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing denominated in Dollars or a EURIBOR Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of a Eurodollar

Borrowing denominated in any Permitted Foreign Currency (other than Euros), not later than 1:00 p.m., Local Time, four Business Days before the date of prepayment or (iii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any costs incurred as contemplated by Section 2.13.
(c)    If at any time (i) the Aggregate Total Exposure exceeds the total Commitments then in effect (other than as a result of any revaluation of the Dollar Equivalent of Loans or Letter of Credit Usage on any Calculation Date in accordance with Section 1.05) or (ii) the Aggregate Total Exposure exceeds 105% of the total Commitments solely as a result of any revaluation of the Dollar Equivalent of Loans or Letter of Credit Usage on any Calculation Date in accordance with Section 1.05, the Borrower shall promptly prepay the Loans or Cash Collateralize the outstanding amount of Letter of Credit Usage at the Agreed L/C Cash Collateral Amount of all Letter of Credit Usage, as applicable, to the extent necessary so that the Aggregate Total Exposure shall not exceed the Commitments then in effect.
(d)    Any prepayment of any Loan pursuant to this Section 2.08 shall be applied as specified by the Borrower in the applicable notice of prepayment.
Section 2.09     Fees.
(a)    The Borrower agrees to pay (or in the case of clause (ii), cause the Applicable Account Party to pay) to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage (i) an unused commitment fee (the “Unused Commitment Fee”), which shall accrue at the percentage set forth in the definition of “Applicable Rate” on the average daily difference between (x) the Commitments and (y) the aggregate principal amount of (1) all outstanding Loans plus (2) the Letter of Credit Usage during the period from and including the date hereof to but excluding the date on which such Commitment terminates and (ii) a Letter of Credit participation fee (the “Letter of Credit Fee”) equal to the Applicable Rate with respect to Eurodollar Borrowings, multiplied by the average daily undrawn amount of the Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination). Accrued fees under this Section 2.09(a) shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on September 30, 2018; provided that any accrued Unused Commitment Fees that remain unpaid after the date on which the Commitments terminate shall be payable on demand. All fees under this Section 2.09(a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrower agrees to pay (or cause the Applicable Account Party to pay) directly to each Issuing Bank, for its own account, the following fees:
(i)    a fronting fee equal to 0.125%, per annum based on the average daily undrawn amount on such Letters of Credit issued by such Issuing Bank; and
(ii)    such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
(iii)    The fees in clause (b)(i) above shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Availability Period, commencing on the first such date to occur after the Effective Date, and on the Maturity Date.
(c)    The Borrower agrees to pay (i) to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent and (ii) to the Administrative Agent, for the account of each Lender party to this Agreement on the Effective Date, an upfront fee in an amount equal to 0.10% of the aggregate principal amount of such Lender’s Commitments as of the Effective Date, which fee shall be earned, due and payable on the Effective Date .
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the parties specified herein. Fees paid shall not be refundable under any circumstances.
Section 2.10    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    The Loans comprising each EURIBOR Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(d)    Notwithstanding the foregoing, at all times when an Event of Default listed in paragraph (a) or (b) of Article 7 has occurred hereunder and is continuing, any overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    Subject to Section 2.19(d), the Borrower agrees to pay to the applicable Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such amount is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Loans that are ABR Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Loans that are ABR Loans, Eurodollar Loans or EURIBOR Loans (as applicable).
(g)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, and such determination shall be conclusive absent manifest error.
Section 2.11    Alternate Rate of Interest; Illegality.
(a)    If prior to the commencement of any Interest Period for a Eurodollar Borrowing or EURIBOR Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or a EURIBOR Borrowing, as the case may be, shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing or a EURIBOR Borrowing, as the case may be, such Borrowing (x) if denominated in Dollars, shall be made as an ABR Borrowing or (y) in all other cases, shall be ineffective (and no Lender shall be obligated to make a Loan on account thereof).

(b)    If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any Eurodollar Borrowing or EURIBOR Borrowing, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue any Eurodollar Borrowing or EURIBOR Borrowing, as the case may be, or to convert ABR Borrowings to Eurodollar Borrowings (if applicable) shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent) (i) with respect to Eurodollar Loans of such Lender denominated in Dollars, convert all such Eurodollar Loans of such Lender to ABR Loans, on the last of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.13 in connection with such payment) and (ii) with respect to Eurodollar Loans of such Lender denominated in a Permitted Foreign Currency (other than Euros) or EURIBOR Loans, prepay all such Eurodollar Loans and/or EURIBOR Loans of such Lender, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans or EURIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.13 in connection with such payment), in each case, as applicable. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.
(c)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.11(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.11(a) have not arisen but either (w) the supervisor for the administrator of the LIBO Rate or the EURIBO Rate, as the case may be, has made a public statement that the administrator of the LIBOR Rate or the EURIBO Rate, as the case may be, is insolvent (and there is no successor administrator that will continue publication of the LIBOR Rate or the EURIBO Rate, as applicable), (x) the administrator of the LIBO Rate or the EURIBO Rate, as the case may be, has made a public statement identifying a specific date after which the LIBO Rate or the EURIBO Rate, as applicable, will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Rate or the EURIBO Rate, as applicable), (y) the supervisor for the administrator of the LIBO Rate or the EURIBO Rate, as the case may be, has made a public statement identifying a specific date after which the LIBO Rate or the EURIBO Rate, as the case may be, will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Rate or the EURIBO Rate, as the case may be, or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or the EURIBO Rate, as the case may be, may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, that gives due consideration to the then prevailing market convention for determining a rate of interest for similar syndicated loan facilities in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.11(c), only to the extent the LIBO Rate or the EURIBO Rate, as applicable, for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing or a EURIBOR Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing or EURIBOR Borrowing, such Borrowing (x) if denominated in Dollars, shall be made as an ABR Borrowing or (y) in all other cases, shall be ineffective (and no Lender shall be obligated to make a Loan on account thereof).
Section 2.12    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender, any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans or EURIBOR Loans made by such Lender or such Issuing Bank;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or issuing, amending, extending, increasing or maintaining in place a Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then upon the request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by such Lender or the Letter of Credit issued by such Issuing Bank to a level below that which such Lender or such Lender’s holding company or such Issuing Bank or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof; provided that a Lender or Issuing Bank shall not be entitled to any compensation pursuant to this Section 2.12 to the extent such Lender or Issuing Bank is not generally imposing such charges or requesting such compensation from other similarly situated borrowers under similar circumstances.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefore; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.13    Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Eurodollar Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan or a EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of the applicable currency of a comparable amount and period from other banks in the applicable interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.14    Taxes.
(a)    For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(b)    All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding of such Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.
(c)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(d)    The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefore, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. No Loan Party shall be required to pay any amount under this Section 2.14(d) with respect to Other Taxes paid or reimbursed by a Loan Party pursuant to Section 2.14(c).
(e)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan

Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, as long as the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender, if it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be required by law or requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by law or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(a)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(b)    executed copies of IRS Form W-8ECI;
(c)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or
(d)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct or indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.14(g).
(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, as applicable, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any Lender or the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    For all purposes of this Section 2.14, the term “Lender” includes and shall apply equally to the benefit of each Issuing Bank.

Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-Off.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office and except that payments pursuant to Section 2.12, 2.13 or 2.14 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or Letter of Credit shall, except as otherwise expressly provided herein, be made in the currency of such Loan or Letter of Credit; all other payments hereunder and under each other Loan Document shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender or any Issuing Bank shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender or such Issuing Bank, as the case may be, to satisfy such Lender’s or such Issuing Bank’s, as applicable, obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.16    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan

Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees so assigned) or the Borrower (in the case of all other amounts so assigned), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law, and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    Each Lender hereby acknowledges that such Lender shall be deemed to consent to any such Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16.
Section 2.17    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.02.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19(i); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the procedures set forth in Section 2.19(i); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the

Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans, and funded and unfunded participations in Letters of Credit, were made when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans and Letter of Credit Disbursements to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or Letter of Credit Disbursements of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations, without giving effect to Section 2.17(a)(iv), are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    (A)    No Defaulting Lender shall be entitled to receive any Unused Commitment Fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    With respect to any Unused Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) shall not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. (A) So long as no Default or Event of Default has occurred and is continuing, all or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Total Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(B)    If the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, Cash Collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit

Usage (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.19 for so long as such Letter of Credit Usage is outstanding;
(C)    If the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is Cash Collateralized;
(D)    If the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.09(a)(ii) shall be adjusted in accordance with such non-Defaulting Lender’s Applicable Percentages; and
(E)    If all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor Cash Collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.09(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the applicable Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or Cash Collateralized.
(b)    If the Borrower, the Administrative Agent and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages, without giving effect to Section 2.17(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    If a Bankruptcy Event with respect to a parent of any Lender shall occur following the date hereof and for so long as such event shall continue or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.
Section 2.18    Incremental Facility.

(a)    Borrower may by written notice to the Administrative Agent elect to request prior to the Maturity Date, one or more increases to the existing Commitments (any such increase, the “New Commitments”), by an amount not in excess of the Incremental Available Amount in the aggregate and not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between the Incremental Available Amount on such date and all such New Commitments obtained prior to such date), and integral multiples of $25,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) after the date on which such notice is delivered to the Administrative Agent and which may be contingent upon the closing of an acquisition or other transaction and (B) the identity of each Lender or other Person that is an eligible assignee under Section 9.04(b), subject to approval thereof by the Administrative Agent and the Issuing Banks in the case of a Person that is not a Lender, to the extent such approval is required in the case of an assignment to such Person pursuant to such Section 9.04(b) (such approval not to be unreasonably withheld or delayed) (each, a “New Lender”), to whom Borrower proposes any portion of such New Commitments be allocated and the amounts of such allocations (it being understood that the identity of such Lenders or other Persons may be amended after the date of such notice so long as the approval requirements of this clause (B), if any, are satisfied); provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Amount Date; provided that (1) on such Increased Amount Date before or after giving effect to such New Commitments, each of the conditions set forth in Section 4.02 shall be satisfied; (2) the New Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Lenders and the Administrative Agent, and each of which shall be recorded in the Register and each New Lender shall be subject to the requirements set forth in Section 2.14; (3) Borrower shall make any payments required pursuant to Sections 2.12 and 2.13 in connection with the New Commitments; and (4) Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent, the New Lenders or the Issuing Banks in connection with any such transaction.
(b)    On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Loans and Letter of Credit Usage outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans and participation interests in Letter of Credit Usage will be held by existing Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed for all purposes a Commitment and each Loan made thereunder (a “New Loan”) shall be deemed, for all purposes, a Loan, and (iii) each New Lender shall become a Lender for all purposes hereunder.
(c)    The Administrative Agent shall notify the Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (i) the New Commitments and the New Lenders, and (ii) the respective interests in such Lender’s Loans and participation interests in Letter of Credit Usage, in each case subject to the assignments contemplated by this Section 2.18.

(d)    The terms and provisions (including pricing) of the New Loans shall be identical to the existing Loans. Notwithstanding anything in Section 9.02 to the contrary, each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provision of this Section 2.18.
Section 2.19    Letters of Credit.
(a)    Letters of Credit. During the Availability Period, subject to the terms and conditions hereof, the Issuing Banks agree to issue Letters of Credit (or amend, extend or increase an outstanding Letter of Credit) at the request and for the account of the Borrower or any Subsidiary (the “Applicable Account Party”) in the aggregate Dollar Equivalent up to but not exceeding the Letter of Credit Sublimit and denominated in Dollars or in a Permitted Foreign Currency; provided (i) the amount of each Letter of Credit shall not be less than $100,000 for Letters of Credit issued in Dollars (or, in the case of a Letter of Credit issued in a Permitted Foreign Currency, the smallest amount of such Permitted Foreign Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $100,000) or, in each case, such lesser amount as is acceptable to the applicable Issuing Bank; (ii) after giving effect to such issuance or increase, in no event shall (x) the Aggregate Total Exposure exceed the Commitments then in effect or (y) any Lender’s Total Exposure exceed such Lender’s Commitment; (iii) after giving effect to such issuance or increase, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect, (iv) after giving effect to such issuance or increase, unless otherwise agreed to by the applicable Issuing Bank in writing, in no event shall the Letter of Credit Usage with respect to the Letters of Credit issued by such Issuing Bank exceed the Letter of Credit Issuer Sublimit of such Issuing Bank then in effect, and (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (A) the fifth Business Day prior to the Maturity Date and (B) the date which is twelve months from the date of issuance of such Letter of Credit. Subject to the foregoing, the applicable Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the applicable Issuing Bank is able to prevent extension for any additional period by sending notice to that effect to the beneficiary of the Letter of Credit; provided that such periods shall not extend beyond the date referred to in clause (A) above unless the applicable Issuing Bank consents to extensions beyond such date in its sole discretion (subject to cash collateralization arrangements, if any, separately agreed between the Issuing Bank and the Borrower); provided, further, that such Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at least one Business Day prior to the last Business Day that such Issuing Bank may send a non-extension notice; provided, further, if any Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, amend, extend or increase any Letter of Credit unless the applicable Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of such Defaulting Lender, including by Cash Collateralizing such Defaulting Lender’s Applicable Percentage of the Letter of Credit Usage at such time on terms satisfactory to the applicable Issuing Bank. Unless otherwise expressly agreed by the applicable Issuing Bank, the Borrower and the Applicable Account Party when a Letter of Credit is issued, the rules of the ISP 98 shall be stated therein to apply to each Letter of Credit.
(b)    Notice of Issuance. Whenever an Applicable Account Party desires the issuance or amendment of a Letter of Credit, it shall deliver to each of the Administrative Agent and the applicable Issuing Bank an Application in use by the applicable Issuing Bank at that time no later than 1:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of issuance or amendment or such shorter period as may be agreed to by the applicable Issuing Bank in any particular instance. Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the applicable Issuing Bank to enable the applicable Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including, without limitation, the USA Patriot Act or as otherwise customarily requested by the applicable Issuing Bank and shall specify the currency of such Letter of Credit. Upon satisfaction or waiver of the conditions set forth in Section 4.02 and subject to the terms and conditions set forth in this Section 2.19, the applicable Issuing Bank shall issue, amend, extend or increase the requested Letter of Credit subject to no violation of any of, and only in accordance with, the Issuing Bank’s standard operating procedures and policies as in effect from time to time. If a Letter of Credit is requested in a currency other than Dollars, the Issuing Bank shall not be required to issue such Letter of Credit if it does not issue Letters of Credit in such currency as of the requested issuance date. Upon the issuance of any Letter of Credit or amendment, extension or increase thereof, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender with a Commitment of such issuance, which notice from the Administrative Agent shall be accompanied by a copy of such Letter of Credit or amendment, extension or increase thereof and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.19(e).
(c)    Responsibility of the Issuing Banks With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. As between the Borrower, the Applicable Account Party and the applicable Issuing Bank, the Borrower and the Applicable Account Party assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the applicable Issuing Bank or the proceeds thereof, by the respective beneficiaries of such Letters of Credit; provided, however, the foregoing does not limit any of the Borrower’s or the Applicable Account Party’s rights against any such beneficiary. In furtherance and not in limitation of the foregoing, an Issuing Bank shall not be responsible or have any liability for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by any beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) for any other action or inaction taken or suffered by such Issuing Bank under or in connection with any such Letter of Credit, if required or permitted under any applicable domestic or foreign law or letter of credit practice; or (ix) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder or place such Issuing Bank under any liability to the Borrower or any Applicable Account Party. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by an Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in “good faith” (as such term is defined in Article 5 of the New York Uniform Commercial Code), shall not give rise to any liability on the part of the Issuing Bank to the Borrower, any Applicable Account Party or any party to this Agreement. Notwithstanding anything to the contrary contained in this Section 2.19(c), the applicable Issuing Bank shall not be excused from liability to the Borrower or the Applicable Account Party to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower or the Applicable Account Party that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as determined by a final, non-appealable judgment of a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.
(d)    Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the applicable Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify the Borrower, the Applicable Account Party and the Administrative Agent, and the Borrower shall reimburse (or cause the Applicable Account Party to reimburse), whether with its own funds, the funds of the Applicable Account Party or the proceeds of Loans, the applicable Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in immediately available funds equal to the amount of such honored drawing, together with interest at the applicable rate provided in Section 2.10(g). If the Borrower or the Applicable Account Party fails to reimburse the applicable Issuing Bank on the Reimbursement Date, then (A) if the Unreimbursed Amount relates to a Letter of Credit denominated in a currency other than Dollars, automatically and with no further action, the obligation to reimburse such Unreimbursed Amount shall be permanently converted into an obligation to reimburse the Dollar Equivalent, determined using the Exchange Rate calculated as of the date when such payment was due, of such Unreimbursed Amount and (B) the Administrative Agent shall promptly notify each Lender of the Reimbursement Date, the currency and amount of the unreimbursed drawing (the “Unreimbursed Amount”) (and the Dollar Equivalent thereof if the immediately preceding clause (A) is applicable), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested ABR Loans to be disbursed on the Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.19(d) may be given by telephone if immediately confirmed in writing (which confirmation may be by telecopy or other electronic transmission); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower (or the Applicable Account Party) shall have notified the Administrative Agent and the applicable Issuing Bank prior to 1:00 p.m. (New York City time) on the date such drawing is honored that the Borrower (or the Applicable Account Party) intends to reimburse the applicable Issuing Bank on such date for the amount of such honored drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Lenders with Commitments to make Loans that are ABR Loans on the Reimbursement Date in an amount equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Lenders with Commitments shall, on the Reimbursement Date, make Loans that are ABR Loans in the amount of the Dollar Equivalent (determined in accordance with Section 1.05) of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall (or shall cause the Applicable Account Party to) reimburse the applicable Issuing Bank, on demand, in an amount in immediately available funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Loans, if any, which are so received. Nothing in this Section 2.19(d) shall be deemed to relieve any Lender with a Commitment from its obligation to make Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Loans under this Section 2.19(d).
(e)    Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance or increase of each Letter of Credit, without any further action by any Person, the applicable Issuing Bank shall be deemed to have sold to each Lender and each Lender shall have been deemed to have purchased from such Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Applicable Percentage (with respect to the Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder (each such Lender purchasing a participation, a “Participating Lender”). In the event that the Borrower or the Applicable Account Party shall fail for any reason to reimburse the applicable Issuing Bank as provided in Section 2.19(d), the applicable Issuing Bank shall promptly notify the Administrative Agent who will notify each Participating Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Applicable Percentage of the Commitments. Each Participating Lender shall make available to the Administrative Agent, for the account of the applicable Issuing Bank, an amount equal to its respective participation in the applicable currency, and in immediately available funds, no later than 1:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which the Principal Office of the Administrative Agent is located) after the date notified by the Administrative Agent. In the event that any Participating Lender fails to make available to the Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.19(e), the applicable Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Alternate Base Rate. Nothing in this Section 2.19(e) shall be deemed to prejudice the right of any Participating Lender to recover from the applicable Issuing Bank any amounts made available by such Lender to the applicable Issuing Bank pursuant to this Section 2.19 in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence, bad faith or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of such Issuing Bank. Each Lender acknowledges and agrees that its obligation to fund participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, extension, or increase of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rule 3.13 and Rule 3.14 of ISP 98) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments or any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including those set forth in the following paragraph (f), and that each such payment shall be made without any defense, offset, abatement, withholding or reduction whatsoever; provided that if any Issuing Bank agrees, in its sole discretion, to extend any Letter of Credit issued by it beyond the fifth Business Day prior to the Maturity Date, no Participating Lender shall have any obligation to fund participations with respect to such Letter of Credit after the Maturity Date. Each Lender further acknowledges and agrees that, in issuing, amending, extending, or increasing any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, extended, or increased (or, in the case of an automatic extension permitted pursuant to paragraph (a) of this Section, at least one Business Day prior to the time by which the notification of non-extension must be sent by the applicable Issuing Bank), the Required Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a), 4.02(b) or 4.02(e) would not be satisfied if such Letter of Credit were then issued, amended, extended, or increased (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, extend, or increase any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). In the event the applicable Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.19(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to the Administrative Agent who shall in turn distribute to each Lender which has paid all amounts payable by it under this Section 2.19(e) with respect to such honored drawing such Lender’s Applicable Percentage of all payments subsequently received by such Issuing Bank from the Borrower or the Applicable Account Party in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the Administrative Questionnaire or at such other address as such Lender may request.
(f)    Obligations Absolute. The obligation of the Borrower and each Applicable Account Party to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Loans made by Lenders pursuant to Section 2.19(d) and the obligations of Lenders under Section 2.19(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower, any Applicable Account Party or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary(ies) for which any Letter of

Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower, any Applicable Account Party or any Subsidiaries or any other Person; (vi) any breach hereof or any other Loan Document by any party hereto or thereto; (vii) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Rule 3.13 and Rule 3.14 of ISP 98) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the expiration or termination of the Commitments, (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing.
(g)    Indemnification. Without duplication of any obligation of the Borrower under Section 9.03, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save and hold harmless the Issuing Banks from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (with exceptions for conflicts of interest), one regulatory counsel and one local counsel in each relevant jurisdiction), which the Issuing Banks may incur or be subject to as a consequence, direct or indirect, of, or arising out of, in any way being connected with, or as a result of (A) any Letter of Credit, including without limitation, the use of the proceeds therefrom and any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, other than as a result of the gross negligence, bad faith or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (B) the failure of the applicable Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act. The Borrower will pay all amounts owing under this Section promptly after written demand therefor.
(h)    Resignation and Removal of an Issuing Bank. An Issuing Bank may resign as an Issuing Bank by providing at least 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent of the Issuing Bank will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding), the other Issuing Banks, if any, and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or resigning Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. At the time any such resignation or replacement shall become effective, (a) the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09 and (b) the replaced Issuing Bank may at its option remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall not be required to issue, amend, extend or increase any Letters of Credit.
(i)    Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Banks, an amount in cash equal to the Agreed L/C Cash Collateral Amount plus any accrued and unpaid interest thereon; provided that (i) any such required Cash Collateral shall be made in Dollars unless such Cash Collateral is attributable to undrawn Letters of Credit denominated in a Permitted Foreign Currency or outstanding Letter of Credit Disbursements made in a Permitted Foreign Currency (in which case such Cash Collateral shall be deposited (x) in the applicable Permitted Foreign Currency in an amount equal to the Agreed L/C Cash Collateral Amount of such undrawn Letters of Credit or outstanding Letter of Credit Disbursements or (y) in Dollars in an amount equal to 105% of the Dollar Equivalent of such undrawn Letters of Credit or outstanding Letter of Credit Disbursements (with the Dollar Equivalent amount subject to redetermination in accordance with Section 1.05(a)) and (ii) the obligation to deposit such Cash Collateral shall become effective immediately, and such Cash Collateral shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h), (i) or (j). Such Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower and any Applicable Account Party under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such Cash Collateral, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such Cash Collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower and any Applicable Account Party for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower (or as otherwise ordered by a court of competent jurisdiction) within five Business Days after all Events of Default have been cured or waived.
(j)    Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.19, the provisions of this Section 2.19 shall apply.
(k)    Upon the Effective Date, all Effective Date Letters of Credit shall be deemed to have been issued under this Agreement on the Effective Date and to be outstanding as Letters of Credit under this Agreement issued by the applicable Issuing Bank.

Section 2.20    Extension of the Maturity Date. Not earlier than 60 days prior to, nor later than 10 days prior to, any anniversary of the Effective Date, the Borrower may, upon written notice (the “Extension Notice”) to the Administrative Agent (which shall promptly notify the Lenders), request an extension of the Maturity Date for a period of one year; provided that no more than two such extensions may be requested pursuant to this Section 2.20. If the conditions in this Section 2.20 are met, the Maturity Date shall be extended to the date specified in such Extension Notice (which in no event shall be later than one year following the Maturity Date) for all Extending Lenders. If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than 15 days after the date the applicable Extension Notice is received by the Administrative Agent (or such later date to which the Borrower and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Borrower of such Extending Lender’s agreement to extend its Commitment (confirming the date of extension and the new Maturity Date (after giving effect to such extension) applicable to such Extending Lender). The Commitment of any Lender that fails to accept or respond to the Borrower’s request for extension of the Maturity Date (a “Declining Lender”) shall be terminated on the Maturity Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Maturity Date the Borrower shall pay in full the unpaid principal amount of all Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement. The Administrative Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders. Each Extending Lender may offer to increase its respective Commitment by an amount not to exceed the aggregate amount of the Declining Lenders’ Commitments, and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Commitment no later than 30 days after the date the applicable Extension Notice is received by the Administrative Agent (or such later date to which the Borrower and the Administrative Agent shall agree). To the extent the aggregate amount of additional Commitments that the Extending Lenders offer pursuant to the preceding sentence exceeds the aggregate amount of the Declining Lenders’ Commitments, such additional Commitments shall be reduced on a pro rata basis. To the extent the aggregate amount of Commitments that the Extending Lenders have so offered to extend is less than the aggregate amount of Commitments that the Borrower has so requested to be extended, the Borrower shall have the right but not the obligation to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the Extending Lenders) which at the time agree to, in the case of any such Person that is an Extending Lender, increase its Commitment and in the case of any other such Person (a “New Extending Lender”), become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 9.04, (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before the date the Maturity Date is so extended as may be specified by the Borrower and agreed to by the respective New Extending Lenders and Extending Lenders, as the case may be, and the Administrative Agent. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower, dated as of the date of the Extension Notice, signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower and the Guarantors approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, each of the conditions of

Section 4.02 shall be satisfied as of the date of the Extension Notice. Any extension pursuant to this Section 2.20 shall be effected pursuant to an Extension Agreement executed and delivered by Borrower, the Extending Lenders, any New Extending Lenders, and the Administrative Agent. Each Extension Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provision of this Section 2.20.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders and the Issuing Banks that:
Section 3.01    Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized and validly existing. Each of the Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) is (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02    Authorization; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents, constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (b) except as would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Borrower or any Guarantor, and (d) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Restricted Subsidiaries or its assets.
Section 3.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Administrative Agent its (i) consolidated balance sheet and statements of income and cash flows as of and for the fiscal year ended December 31, 2017, audited by Deloitte LLP, independent public accountants, and (ii) consolidated balance sheet and statement of income as of and for the fiscal quarter ended June 30,

2018. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the unaudited financial statements referred to in clauses (ii) above.
(b)    Since December 31, 2017, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.05    Properties.(a) Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and tangible personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents, software, domain names, trade secrets, know-how and other similar proprietary or intellectual property rights, including any registrations and applications for registration of, and all goodwill associated with, the foregoing, material to or necessary to its business as currently conducted, and the operation of such business or the use of any of the foregoing intellectual property rights by the Borrower and its Restricted Subsidiaries does not infringe upon, misappropriate, or otherwise violate the rights of any other Person, except for any such failures to own or be licensed to use, and such infringements, misappropriations, or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions. Neither the Borrower nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(b)    Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.
Section 3.07    Compliance with Laws and Agreements; No Default. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. No default under the terms of any funded Warehouse Facility has occurred and is continuing.
Section 3.08    Investment Company Status. None of the Borrower or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.09    Margin Stock. None of the Borrower or any Restricted Subsidiary is engaged in the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan and no Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U or Regulation X issued by the Board and all official rulings and interpretations thereunder or thereof.
Section 3.10    Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Borrower and its Restricted Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Restricted Subsidiaries as a whole for the periods covered thereby and (iii) each of the Borrower and its Restricted Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
Section 3.11    ERISA.
(a)    Schedule 3.11 to the Disclosure Letter sets forth each Plan as of the Effective Date. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred, or is reasonably expected to occur, other than as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to result in a Material Adverse Effect.
(c)    None of the Borrower, any Restricted Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.
(d)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Restricted Subsidiary or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.
(e)    The Borrower, its Restricted Subsidiaries and its ERISA Affiliates have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(f)    No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. The Borrower, any Restricted Subsidiary, and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Borrower, any Restricted Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC except as would not reasonably be expected to result in material liability, save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to result in material liability, and no lien imposed under the Code or ERISA on the assets of the Borrower or any Restricted Subsidiary or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan. None of the Borrower, any Restricted Subsidiary or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(g)    Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities, except as would not reasonably be expected to result in a Material Adverse Effect.
Section 3.12    Disclosure. (a) The written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and syndication of the credit facilities provided for herein (other than the Projections (as defined below) and information of a general economic or industry nature and after giving effect to all supplements and updates thereto), when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances under which such statements are made.
(b)    The written projections and other forward-looking information most recently furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and syndication of the credit facilities provided for herein (the “Projections”) have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time so furnished (it being understood that such Projections are subject to significant uncertainties and contingencies, any of which are beyond the Borrower’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material).
Section 3.13    Subsidiaries. Schedule 3.13 to the Disclosure Letter sets forth as of the Effective Date a list of all Subsidiaries (other than Immaterial Subsidiaries) and the percentage ownership (directly or indirectly) of the Borrower therein. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Restricted Subsidiaries of the Borrower are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02. Each Subsidiary of the Borrower that is not listed on Schedule 3.13 to the Disclosure Letter (or any supplement thereto provided pursuant to Section 5.01(c)) is an Immaterial Subsidiary.
Section 3.14    Solvency. As of the Effective Date, the Borrower and the Subsidiaries, taken as a whole, are, and after giving effect to the Transactions, Solvent.
Section 3.15    Anti-Terrorism Law.
(a)    To the extent applicable, neither the Borrower nor any of its Subsidiaries is in violation of any legal requirement relating to U.S. economic sanctions or any laws with respect to terrorism or money laundering in any material respect, including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act to the extent applicable and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) (collectively, “Anti-Terrorism Laws”).
(b)    None of (x) the Borrower, any of its Subsidiaries or any of the Borrower’s officers, (y) to the knowledge of the Borrower, any of the officers of any of the Borrower’s Subsidiaries or (z) to the knowledge of the Borrower, any of the directors or employees of the Borrower or its Subsidiaries, is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or
(iv)    a Sanctioned Entity or a Sanctioned Person.
(c)    The Borrower will not use, and will not permit any of its Subsidiaries to use, the proceeds of the Loans or any Letter of Credit or otherwise make available such proceeds or Letters of Credit to any Person described in Section 3.15(b)(i)-(iv), for the purpose of financing the activities of any Person described in Section 3.15(b)(i)-(iv) or in any other manner that would violate any Anti-Terrorism Laws or applicable Sanctions.
(d)    The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, applicable Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and the officers of the Borrower, and, to the knowledge of the Borrower, each of the officers of any of the Borrower’s Subsidiaries and each of the directors and employees of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions in all material respects.
Section 3.16    FCPA; Sanctions. No part of the proceeds of the Loans or any Letter of Credit will be used by the Borrower or any of its Subsidiaries, directly or, to the Borrower’s or any Subsidiary’s knowledge, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is, or whose government is, a Sanctioned Person or Sanctioned Entity or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Neither the Borrower nor any of its Subsidiaries has, in the past five years, knowingly engaged in, or is now knowingly engaged in, transactions with any Person or in any country or territory in violation of applicable Sanctions in any material respect.
ARTICLE IV
CONDITIONS
Section 4.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement and each other Loan Document to which any Loan Party is a party, signed on behalf of such Loan Party.
(b)    The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note in advance of the Effective Date.
(c)    The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Effective

Date) of Wachtell, Lipton, Rosen & Katz and Orrick, Herrington & Sutcliffe LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.
(d)    The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors (or comparable governing body) of the Borrower and the Guarantors approving the transactions contemplated by the Loan Documents to which each such Loan Party is a party and the execution and delivery of such Loan Documents to be delivered by such Loan Party on the Effective Date, and all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of the Guarantors and the Borrower and authorization of the transactions contemplated hereby.
(e)    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor certifying the names and true signatures of the officers of such entity authorized to sign the Loan Documents to which it is a party, to be delivered by such entity on the Effective Date and the other documents to be delivered hereunder on the Effective Date.
(f)    The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 as of the Effective Date, and (ii) a solvency certificate, dated the Effective Date and signed on behalf of the Borrower by the most senior financial officer of the Borrower, certifying that, as of the Effective Date, the Borrower and the Restricted Subsidiaries, taken as a whole, are, and after giving effect to the Transactions and any Borrowings on the Effective Date, Solvent.
(g)    The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrower on the Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least three Business Days prior to the Effective Date, on or before the Effective Date.
(h)    The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, to the extent reasonably requested by the Administrative Agent, any Issuing Bank or any of the Lenders at least five Business Days prior to the Effective Date, (i) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.
(i)    The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for the annual period ended December 31, 2017 and (ii) unaudited interim consolidated financial statements of the Borrower for the quarterly period ended June 30, 2018.
(j)    Since December 31, 2017, no event, development or circumstance exists or has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 8, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.02    Each Credit Event. Except as expressly set forth in Section 2.18(a), the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or the date of issuance, amendment, extension or increase of such Letter of Credit, as applicable, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.04(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited and draft financial statements furnished pursuant to clauses (a) and (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01, (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (iii) to the extent that such representations and warranties are already qualified or modified by materiality or words of similar effect in the text thereof, they shall be true and correct in all respects.
(b)    At the time of and immediately after giving effect to such Borrowing, or issuance, amendment, extension or increase of a Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(c)    The Administration Agent shall have received a Borrowing Request and such other documentation and assurances as shall be reasonably required by it in connection therewith.
(d)    The Issuing Banks shall have received all documentation and assurances required under Section 2.19 or otherwise as shall be reasonably required by it in connection therewith.
Each Borrowing or issuance, amendment, extension or increase of a Letter of Credit, as applicable, shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a) and (b) of this Section 4.02 have been satisfied as of the date thereof. Notwithstanding anything to the contrary herein, a conversion of a Borrowing to a different Type or a continuation of a Borrowing shall not be deemed to constitute a Borrowing for purposes of this Section 4.02.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and expenses and other amounts payable hereunder shall have been paid in full and the cancellation or expiration with no pending drawings or Cash Collateralization of all Letters of

Credit on terms reasonably satisfactory to the applicable Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount of all Letter of Credit Usage, the Borrower covenants and agrees with the Lenders that:
Section 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):
(a)    commencing with the fiscal year ending December 31, 2018, within (x) prior to an IPO, 120 days after each fiscal year end of the Borrower and (y) on and after an IPO, 90 days after each fiscal year end of the Public Company, its audited consolidated balance sheet and related statements of income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower (or, after an IPO, the Public Company) and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    commencing with the fiscal quarter ended September 30, 2018, (x) prior to an IPO, within 90 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (y) on and after an IPO, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Public Company, its consolidated balance sheet and related statement of income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower (or, after an IPO, the Public Company) and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Borrower (or, after an IPO, the Public Company) in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 as of the last day of the applicable fiscal quarter or fiscal year for which such financial statements are being delivered, (iii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 had an impact on such financial statements, setting forth a statement of reconciliation conforming such financial statements to GAAP, provided that such statement of reconciliation shall be required only if and to the extent necessary for the determination of compliance with Section 6.09, (iv) certifying as to the current list of Unrestricted Subsidiaries appropriately designated as such pursuant to Section 5.11(a) and (v) certifying as to the current list of Material Domestic Subsidiaries (excluding any Material Domestic Subsidiaries that are Excluded Subsidiaries);

(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)    concurrently with any delivery of financial statements under clause (a) or (b) above, the Borrower shall provide unaudited financial statements of the character and for the dates and periods as in such clauses (a) and (b) covering the Unrestricted Subsidiaries on a combined basis (if any), together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such Unrestricted Subsidiaries to the financial statements delivered pursuant to such clauses (a) and (b); provided that the Borrower shall not be required to provide such financial statements unless the Borrower compiles such combined financial statements as part of its regular internal reporting processes or is able to compile such combined financial statements without undue effort or expense;
(f)    prior to the first filing of a registration statement on Form S-1 with respect to the Qualified Equity Interests of the Public Company (or such earlier time at which the Borrower anticipates in good faith that it will be filing a registration statement on Form S-1 in the following four months), concurrently with any delivery of financial statements under clause (a) above, an annual summary profit and loss forecast (in substantially the form attached hereto as Exhibit I) (it being understood that (x) the first such annual summary profit and loss forecast shall be due concurrently with the delivery of the audited financial statements with respect to the fiscal year ended December 31, 2018 pursuant to clause (a) above and (y) if an annual summary profit and loss forecast is not provided because the Borrower anticipates in good faith that it will be filing a registration statement on Form S-1 in the following four months but does not so file such Form S-1, the Borrower shall deliver the annual summary profit and loss forecast promptly (and in any event within 30 days of the end of such four month period) thereafter);
(g)    promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and
(h)    not later than 45 days after the last day of each fiscal quarter, beginning with the quarter ended September 30, 2018, the Borrower shall deliver a report containing a summary of the performance data (including delinquency and default data) for the immediately preceding fiscal quarter with respect to the managed pool of student loans, personal loans and mortgage loans which are owned, originated, and serviced by the Borrower or any of its Subsidiaries, and including any securitized loans which were originated and are being serviced by the Borrower or any of its Subsidiaries as of the end of such fiscal quarter, which at the time of origination, complied with the Borrower’s underwriting criteria, whether or not such loans are required to be reflected as assets of the Borrower and its Subsidiaries on a consolidated balance sheet of the Borrower prepared in accordance with GAAP.

Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet on any investor relations page at http://www.sofi.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that in the case of each of clause (i) and (ii) above, the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.
Section 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;
(c)    any other development that results in, or the Borrower expects will result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03    Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries (other than any Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (ii) none of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiaries) shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 5.04    Payment of Taxes and Other Claims. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it, upon its income or profits, or upon any properties or operations that, if unpaid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities that, if unpaid, would become a Lien upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 6.02, in both cases except where the validity or amount thereof is being contested in good faith by appropriate proceedings and to the extent required by GAAP, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
Section 5.05    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.06    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records to the extent reasonably necessary, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on Borrower or its Restricted Subsidiaries, or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.
Section 5.07    ERISA-Related Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly and in any event within 15 days after the Borrower, any Restricted Subsidiary or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B); (b) promptly and in any event within 30 days after the Borrower, any Restricted Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the most senior financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Restricted Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Restricted Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by the Borrower, any Restricted Subsidiary or any ERISA Affiliate, or (iv) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or

Section 302 of ERISA which results in a material increase in contribution obligations of the Borrower, any Restricted Subsidiary or any ERISA Affiliate, a detailed written description thereof from the most senior financial officer of the Borrower; and (d) if, at any time after the Effective Date, the Borrower, any Restricted Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which is not set forth in Schedule 3.11 to the Disclosure Letter, then the Borrower shall deliver to the Administrative Agent an updated Schedule 3.11 to the Disclosure Letter as soon as practicable, and in any event within 30 days after the Borrower, such Restricted Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.
Section 5.08    Compliance with Laws and Agreements. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and use reasonable measures to enforce policies and procedures designed to promote compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions.
Section 5.09    Use of Proceeds. The proceeds of the Loans and any Letter of Credit will be used only for working capital and general corporate purposes, including, without limitation, for acquisitions, stock repurchases and other Investments not prohibited hereunder. No part of the proceeds of any Loan or Letter of Credit will be used (i) whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) for the purpose of making any Restricted Payment pursuant to Section 6.04(viii).
Section 5.10    Guarantors. If, as of the date of the most recently available financial statements delivered pursuant to Section 5.01(a) or 5.01(b), as the case may be, any Person shall have become a Material Domestic Subsidiary, then the Borrower shall, (i) within 45 days thereafter (or such longer period of time as the Administrative Agent may agree in its sole discretion) after delivery of such financial statements, cause such Material Domestic Subsidiary to enter into a Guaranty, or, if a Guaranty has previously been entered into by a Material Domestic Subsidiary (and remains in effect), a joinder agreement to such Guaranty in form and substance reasonably satisfactory to the Administrative Agent, and (ii) on or prior to the date any Guaranty or joinder agreement to a Guaranty has been delivered pursuant to clause (i) above, deliver to the Administrative Agent, each Issuing Bank and each Lender all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act; provided that this Section 5.10 shall not apply to any Material Domestic Subsidiary that is an Excluded Subsidiary. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrower in customary form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any Guaranty or joinder agreement delivered pursuant to this Section, dated as of the date of such Guaranty or joinder agreement.
Section 5.11    Designation of Restricted and Unrestricted Subsidiaries.

(a)    The board of directors of the Borrower may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications:
(i)    such Subsidiary does not own any Equity Interest of the Borrower or any Restricted Subsidiary;
(ii)    the Borrower would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate fair market value of all Investments of the Borrower or its Restricted Subsidiaries in such Subsidiary;
(iii)    any guarantee or other credit support thereof by the Borrower or any Restricted Subsidiary is permitted under Section 6.01 or Section 6.08;
(iv)    neither the Borrower nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.01 or Section 6.08;
(v)    immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation; and
(vi)    no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Material Indebtedness of the Borrower or a Restricted Subsidiary that includes the concept of “unrestricted” subsidiaries.
Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).
(b)    A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in Section 5.11(a)(i), (a)(iii) or (a)(iv) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in Section 5.11(d). The board of directors of the Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default or Event of Default.
(c)    Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary:
(i)    all existing Investments of the Borrower and the Restricted Subsidiaries therein (valued at the Borrower’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;
(ii)    all existing Indebtedness of the Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time, and all Liens on property of the Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time;
(iii)    all existing transactions between it and the Borrower or any Restricted Subsidiary will be deemed entered into at that time;

(iv)    it is released at that time from the Loan Documents to which it is a party; and
(v)    it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.
(d)    Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.11(b):
(i)    all of its Indebtedness will be deemed incurred at that time for purposes of Section 6.01;
(ii)    Investments therein previously charged under Section 6.08 will be credited thereunder;
(iii)    if it is a Material Domestic Subsidiary, it shall be required to become a Guarantor pursuant to this Agreement to the extent it is not an Excluded Subsidiary; and
(iv)    it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary.
(e)    Any designation by the board of directors of the Borrower of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary after the Effective Date will be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the board of directors giving effect to the designation and a certificate of an officer of the Borrower certifying that the designation complied with the foregoing provisions.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and expenses and other amounts payable hereunder have been paid in full and the cancellation or expiration with no pending drawings or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the applicable Issuing Bank in an amount equal to the Agreed L/C Cash Collateral Amount of all Letter of Credit Usage, the Borrower covenants and agrees with the Lenders that:
Section 6.01    Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness other than:
(a)    [Reserved.];
(b)    Indebtedness consisting of cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer, cash pooling arrangements and other cash management arrangements of Borrower or any Subsidiary, in each case, in the ordinary course of business;

(c)    Indebtedness in respect of (1) bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (2) appeal bonds in respect of judgments not constituting an Event of Default under Section 7.01(k) and (3) guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds, appeal bonds and similar obligations;
(d)    Indebtedness representing the financing of insurance premiums in the ordinary course of business;
(e)    Guarantees of Indebtedness of the Borrower or any Restricted Subsidiary so long as such guaranteed Indebtedness is permitted under this Section 6.01; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations.
(f)    (x) Indebtedness constituting Capital Lease Obligations and Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness pursuant to this clause (f) shall not exceed $250,000,000 at any time outstanding, and (y) any Refinancing Indebtedness in respect thereof;
(g)    (x) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the sum of (i) $500,000,000 plus (ii) so long as the Borrower has provided the financial statements described in Section 5.01(a) or 5.01(b), as applicable, any additional or other amount of Indebtedness, so long as, solely in this case of this clause (ii), the Leverage Ratio does not exceed 0.75 to 1.00 (or, if such Indebtedness is incurred in connection with any Permitted Acquisition, 1.00 to 1.00), determined on a pro forma basis after giving effect to such Indebtedness as of the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered and treating any New Commitments incurred on such date (or, in the case, of a Limited Conditionality Acquisition, to be incurred in connection with such acquisition) and any such Indebtedness consisting of a revolving credit facility, together with all Commitments hereunder, as fully drawn; provided, that, in the case of any such Indebtedness the proceeds of which are to be used primarily to consummate a Limited Conditionality Acquisition substantially concurrently with the issuance or incurrence of such Indebtedness, the Leverage Ratio shall be determined on the date the acquisition agreement with respect to such Limited Conditionality Acquisition is signed and not on the date such Indebtedness is incurred or issued; and (y) any Refinancing Indebtedness in respect of Indebtedness incurred under clause (g)(x)(ii));
(h)    Obligations under the Loan Documents;
(i)    letters of credit denominated in currencies not available under this Agreement;
(j)    (x) Indebtedness consisting of Convertible Notes; provided that with respect to any Convertible Notes that may be exchangeable for or convertible into cash (other than payment of principal of, and interest on, such Convertible Notes), the Leverage Ratio as of the date of issuance of such Convertible Notes, determined on a pro forma basis immediately after giving effect to the issuance of such Convertible Notes (and treating the Commitments hereunder as fully drawn) as of the end of the most recently ended fiscal quarter of the Borrower, shall not exceed 1.00 to 1.00; provided further that Indebtedness shall be determined without taking into account any cash or cash equivalents constituting proceeds of any such Convertible Notes to be issued on such date that may otherwise reduce the amount of Indebtedness, and (y) any Refinancing Indebtedness in respect thereof;
(k)    Indebtedness between or among the Borrower and any Restricted Subsidiary; and
(l)    Indebtedness incurred in connection with any Permitted Asset-Based Financing, including any Guarantee thereof.
Notwithstanding the foregoing, any Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be permitted only to the extent subordinated to the Obligations pursuant to an intercompany subordination agreement in substantially the form attached hereto as Exhibit H or on such other customary terms reasonably satisfactory to the Administrative Agent.
Section 6.02    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02 to the Disclosure Letter and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary other than improvements thereon or proceeds thereof, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to a premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, extensions, renewals or replacements;
(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof except by an amount equal to a premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, extensions, renewals or replacements;
(d)    Liens on fixed or capital assets acquired, constructed, financed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness that is not prohibited by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and customary related expenses, and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than additions, accessions, parts, attachments or improvements thereon or proceeds thereof; provided that clauses (ii) and (iii) shall not apply to any Refinancing Indebtedness pursuant to Section 6.01(f) hereof or any Lien securing such Refinancing Indebtedness;
(e)    (i) non-exclusive licenses, sublicenses, leases or subleases and (ii) licenses of intellectual property that are exclusive as to territory only as to geographical areas outside of the United States, in each case granted to others in the ordinary course of business or granted to the Borrower or any Restricted Subsidiary, in each case not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(f)    the interest and title of a lessor or licensor under any lease, license, sublease or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;
(g)    in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(h)    in the case of any joint venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(i)    Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;
(j)    Liens on earnest money deposits of cash or cash equivalents made in connection with any acquisition not prohibited hereunder;
(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents or other securities on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the banks, securities intermediaries or other depository institutions with which such accounts are maintained, securing amounts owing to such institutions with respect to cash management, operating account arrangements and similar arrangements;
(l)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(m)    the provision of cash collateral securing Indebtedness incurred pursuant to Section 6.01(i);
(n)    Liens and deposits securing obligations under Swap Agreements entered to hedge or mitigate commercial risk and not for speculative purposes;

(o)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(p)    Liens in favor of the Loan Parties or Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of another Restricted Subsidiary that is not a Loan Party;
(q)    other Liens securing obligations not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed $300,000,000; and
(r)    Liens incurred in connection with any Permitted Asset-Based Financing.
Section 6.03    Fundamental Changes.
(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, license, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired) or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(i)    any Restricted Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;
(ii)    any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(iii)    any Restricted Subsidiary may sell, transfer, license, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary; provided that any such disposition under this clause (iii) that is made to a Restricted Subsidiary that is not a Loan Party shall in no event be permitted if it would comprise all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole;
(iv)    in connection with any acquisition, any Restricted Subsidiary may merge into or consolidate with any other Person, so long as the Person surviving such merger or consolidation shall be a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);
(v)    any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and
(vi)    any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all assets of any Special Purpose Financing Subsidiary in connection with any Permitted Asset-Based Financing.

(b)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related, complementary, ancillary or incidental thereto or that constitute reasonable extensions thereof (including, without limitation, any extension from consumer to business-to-business products and services).
For the avoidance of doubt, nothing in this Section 6.03 shall be deemed to restrict the transfer by the Borrower or any Restricted Subsidiary of intellectual property and/or the Equity Interests in any Foreign Subsidiary or Foreign Subsidiaries to any Foreign Subsidiary that is a Restricted Subsidiary.
Section 6.04    Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make any Restricted Payments with respect to the Borrower or any of its Restricted Subsidiaries, except:
(i)    any Restricted Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any direct or indirect wholly-owned Restricted Subsidiary of the Borrower, and any non-wholly-owned Restricted Subsidiary may make Restricted Payments to the Borrower or any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests;
(ii)    the Borrower may declare and make dividends payable solely in additional shares of Borrower’s Qualified Equity Interests and may exchange Equity Interests for its Qualified Equity Interests;
(iii)    the Borrower may (x) repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or exercises of warrants or options, (y) “net exercise” or “net share settle” warrants or options or (z) so long as no Event of Default then exists or would result therefrom, make cash settlement payments upon the exercise of warrants or options to purchase its Equity Interests;
(iv)    the Borrower may (x) redeem or otherwise cancel Equity Interests or rights in respect thereof granted to (or make payments on behalf of) directors, officers, employees or other providers of services to the Borrower and the Restricted Subsidiaries in an amount required to satisfy tax withholding obligations relating to the vesting, settlement or exercise of such Equity Interests or rights or (y) repurchase Equity Interests or rights in respect thereof granted to directors, officers, employees or other providers of services to the Borrower and the Restricted Subsidiaries pursuant to a right of repurchase set forth in equity compensation plans in connection with a cessation of service;
(v)    following a Qualifying IPO, the Borrower or any Restricted Subsidiary may make any Restricted Payment that has been declared by the Borrower or such Restricted Subsidiary, so long as (A) such Restricted Payment would be otherwise permitted under clause (viii) of this Section 6.04 at the time so declared and (B) such Restricted Payment is made within 60 days of such declaration;
(vi)    following a Qualifying IPO, the Borrower may repurchase Equity Interests pursuant to any accelerated stock repurchase or similar agreement; provided that the payment made by the Borrower with respect to such repurchase would be otherwise permitted under clause (viii) of this

Section 6.04 at the time such agreement was entered into as if it was a Restricted Payment made by the Borrower at such time;
(vii)    the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, management, employees or other eligible service providers of the Borrower or its Restricted Subsidiaries;
(viii)    so long as no Default or Event of Default then exists or would result therefrom, the Borrower may declare or make Restricted Payments not otherwise permitted under this Section 6.04 if, after giving pro forma effect to such Restricted Payment, the Borrower and its Restricted Subsidiaries have Liquidity of at least $500,000,000;
(ix)    so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make Restricted Payments not otherwise permitted under this Section 6.04 (x) using the proceeds of any issuance of Equity Interests (provided that such Restricted Payment and the issuance of Equity Interests are substantially concurrent) or (y) that are announced in connection with a Qualifying IPO;
(x)    the acquisition by the Borrower of Equity Interests issued by the Borrower in connection with the satisfaction of loans made by the Borrower to one or more of its stockholders; provided that such loans were in existence as of the Effective Date;
(xi)    the receipt or acceptance by the Borrower or any Restricted Subsidiary of the return of Equity Interests issued by the Borrower or any Restricted Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition;
(xii)    following a Qualifying IPO, the Borrower may repurchase Equity Interests pursuant to the terms of a call spread or similar arrangement entered into in connection with the issuance of Convertible Notes;
(xiii)    the Borrower may make ordinary-course dividend payments in respect of Equity Interests of the Borrower and payments to repurchase Equity Interests of the Borrower in satisfaction of regulatory requirements or pursuant to “rights of first refusal,” in each case not otherwise permitted under this Section 6.04, in an aggregate amount not to exceed $400,000,000; and
(xiv)    the Borrower may make any intercompany payments not otherwise permitted under this Section 6.04 in connection with any Permitted Asset-Based Financing.
Section 6.05    Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or of any Restricted Subsidiary to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to prohibitions, restrictions and conditions existing on the date hereof (and any amendments or modifications thereof that do not materially expand the scope of any such prohibition, restriction or condition), (iii) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets of the Borrower or any Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement, prohibition, or restriction or condition in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower (and any amendments or modifications thereof that do not materially expand the scope of any such prohibition restriction or condition), (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness (as determined in good faith by the Borrower), (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business or restrictions imposed by the terms of a Permitted Lien on the property subject to such Permitted Lien, (x) the foregoing shall not apply to encumbrances, restrictions, limitations, conditions or prohibitions in respect of Financing Assets or any other types of assets subject to, and any other encumbrances, restrictions, limitations, conditions or prohibitions consisting of customary provisions in connection with, any Permitted Asset-Based Financing (including any Special Purpose Financing Subsidiary created in connection therewith) and (xi) the foregoing shall not apply to any other instrument or agreement entered into after the Effective Date that contains any encumbrances, restrictions, limitations, conditions or prohibitions that, as determined by the Borrower, will not materially adversely affect the Borrower’s ability to make payments on the Loans.
Section 6.06    Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Borrower and its Restricted Subsidiaries and not involving any other Affiliate except as otherwise permitted hereunder), except (a) on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) payment of customary directors’ fees, reasonable out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Borrower or any of its Subsidiaries, (c) transactions approved by a majority of the disinterested directors of Borrower’s board of directors, (d) any transaction involving amounts less than $500,000 individually and $5,000,000 in the aggregate, (e) any Restricted Payment permitted by Section 6.04, and (f) transactions with Affiliates entered into in connection with any Permitted Asset-Based Financing.
Section 6.07    [Reserved].

Section 6.08    Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:
(a)    Investments existing on the date hereof;
(b)    Investments by any Loan Party or any Restricted Subsidiary in any Loan Party or any Restricted Subsidiary;
(c)    Investments in Joint Ventures and Unrestricted Subsidiaries in an aggregate amount for all Investments under this clause (c) not to exceed the greater of (x) $1,000,000,000 and (y) 10% of Total Assets;
(d)    payroll, travel, moving, entertainment and similar advances to directors and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;
(e)    loans or advances to directors and employees of the Borrower or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $50,000,000;
(f)    Permitted Acquisitions;
(g)    Investments not otherwise permitted by the foregoing provisions of this Section 6.08 in an aggregate amount for all such Investments under this clause (g) not to exceed the greater of (x) $100,000,000 and (y) 5% of Total Assets;
(h)    on or after an IPO, loans or advances to directors and employees of the Borrower or any Subsidiary made to satisfy tax obligations relating to the vesting, settlement or exercise of Equity Interests or rights;
(i)    following a Qualifying IPO, any call spread or similar arrangement in connection with the issuance of Convertible Notes;
(j)    Investments arising as a result of, or in or by any Special Purpose Financing Subsidiary made in connection with any Permitted Asset-Based Financing, including Investment of funds held in accounts permitted or required by the arrangements governing any sale or disposition of assets relating to any Permitted Asset-Based Financing;
(k)    any Guarantee of Indebtedness permitted by Section 6.01 hereunder;
(l)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business;
(m)    Investments of a Restricted Subsidiary acquired after the Effective Date or of a person merged into the Borrower or a Restricted Subsidiary after the Effective Date, in each case to the extent that such Investments were not made in contemplation of or in connection with any such acquisition or merger;

(n)    Guarantees by the Borrower or any Restricted Subsidiary of obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(o)    Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Equity Interests) of the Borrower or Public Company, as the case may be; and
(p)    Investments by the Borrower or any Restricted Subsidiary to the extent the Borrower or such Restricted Subsidiary would be able to make a Restricted Payment under Section 6.04 in such amount; provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.04 for all purposes hereunder; and
(q)    Permitted Investments.
Notwithstanding anything herein to the contrary, after the date hereof (x) the Borrower and each other obligor will not, and will not permit any of its Restricted Subsidiaries to, allow or cause any Domestic Subsidiary to be a subsidiary of a Foreign Subsidiary (other than any Domestic Subsidiary that is an existing subsidiary of an acquired Foreign Subsidiary at the time of the Permitted Acquisition or is a Subsidiary of a Foreign Subsidiary on the date of this Agreement) and (y) none of the Borrower or any Restricted Subsidiary shall contribute any Material Intellectual Property to an Unrestricted Subsidiary (for the avoidance of doubt, clause (y) shall not restrict the acquisition, directly or indirectly, of any intellectual property by an Unrestricted Subsidiary from any third party).
Section 6.09    Financial Covenant. The Borrower shall not permit:
(a)    Consolidated Tangible Net Worth as of the end of any fiscal quarter of the Borrower to be less than 50% of Consolidated Tangible Net Worth as of the Effective Date;
(b)    the Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 2.0 to 1.0; and
(c)    the amount of Unrestricted cash and Cash Equivalents of the Borrower and its consolidated Subsidiaries as of the last day of any calendar month ending after the Effective Date, as determined as of such date in accordance with GAAP, to be less than $100,000,000.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01    Events of Default.
If any of the following events (each, an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) when due any amount payable to the applicable Issuing Bank in reimbursement of any drawing under any Letter of Credit;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided that, in each case, to the extent that such representations and warranties are already qualified or modified by materiality or words of similar effect in the text thereof, they shall be true and correct in all respects;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (solely with respect to the Borrower’s existence), Section 5.09 or in Article 6;
(e)    the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)    the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both but with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (w) any requirement to, or any offer to, repurchase, prepay or redeem Indebtedness of a Person acquired in an acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such acquisition, (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (y) any event or condition giving rise to any redemption, repurchase, conversion or settlement (or right to redeem, require repurchase, convert or settle) with respect to any Convertible Notes pursuant to its terms unless such redemption, repurchase, conversion or settlement (i) results from a default thereunder or an event of the type that constitutes an Event of Default or (ii) results from the occurrence of a “fundamental change” or “change in control” thereunder that requires cash payment thereon or cash redemption thereof or (z) an early payment requirement, unwinding or termination with respect to any

Swap Agreement except an early payment, unwinding or termination that results from a default or non-compliance thereunder by the Borrower or any Restricted Subsidiary, or another event of the type that would constitute an Event of Default;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    except as may otherwise be permitted under Section 6.03, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment and such action shall not be stayed;
(l)    one or more ERISA Events shall have occurred, other than as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
(m)    a Change in Control shall occur; or
(n)    any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document;
then, and in every such event (other than an event with respect to the Borrower described in clause (h), (i) or (j) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and the obligations of the Issuing Banks to issue any Letter of Credit, and thereupon the Commitments and the obligations of the Issuing Banks to issue any Letter of Credit shall terminate immediately, and (ii) (A) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (B) require that the Borrower Cash Collateralize the Letters of Credit in the amount of the Agreed L/C Cash Collateral Amount of the then Letter of Credit Usage; and, in the case of any event with respect to the Borrower described in clause (h), (i) or (j) of this Section 7.01, the Commitments and the obligations of the Issuing Banks to issue any Letter of Credit shall automatically terminate, and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 7.02    Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Usage shall have automatically been required to be Cash Collateralized as set forth in Section 7.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and the Issuing Banks and amounts payable pursuant to Sections 2.12 and 2.14) payable to the Administrative Agent and each Issuing Bank in their respective capacity as such; ratably among them in proportion to the respective amounts described in this clause First payable to them;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable pursuant to Sections 2.12 and 2.14));
Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans, Letter of Credit Usage and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Usage comprised of drawings under Letters of Credit honored by the applicable Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower, ratably among the Lenders and the applicable Issuing Bank, in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the applicable Issuing Bank, to Cash Collateralize that portion of Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit at the Agreed L/C Cash Collateral Amount; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or its designee or as otherwise required by law.
Subject to Section 2.19(i), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above, and thereafter applied as provided in clause “Last” above.
ARTICLE VIII
THE AGENTS
Section 8.01    Appointment of the Administrative Agent. Each Lender and each Issuing Bank hereby irrevocably designates and appoints Goldman Sachs Bank USA as the Administrative Agent hereunder and under the other Loan Documents, and each Lender and each Issuing Bank hereby authorizes Goldman Sachs Bank USA to act as the Administrative Agent in accordance with the terms hereof and the other Loan Documents. The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 8 are solely for the benefit of the Administrative Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (except as expressly set forth in Section 8.07). In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed, and the use of the term “agent” (or any similar term) herein or in any other Loan Documents is not intended to connote, any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. No Arranger shall have any obligations in such capacities but shall be entitled to all benefits of this Article 8 and Article 9.
Section 8.02    Powers and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its Related Parties. The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
Section 8.03    General Immunity.
(a)    The Administrative Agent and its Related Parties shall not be (i) responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the

Administrative Agent to Lenders or by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, (ii) required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or (iii) required to make any disclosures with respect to the foregoing. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Neither the Administrative Agent nor any of its Related Parties shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
(b)    The Administrative Agent and its Related Parties shall not be liable to Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by such Person’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02). The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent, provided that any such appointment of a sub-agent, other than to a Lender or an Affiliate of a Lender (other than any Disqualified Institution), shall require the express written consent of the Borrower and provided that, for the avoidance of doubt, each sub-agent shall become bound by, and subject to Section 9.12. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Related Parties. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any the Related Parties of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Related Parties of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and its Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent that appointed it and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.
(c)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Commitments or Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 8.04    Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
Section 8.05    Lenders’ Representations, Warranties and Acknowledgment.

(a)    Each Lender and each Issuing Bank expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any of its Affiliates, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any Issuing Bank. Each Lender and each Issuing Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Loans and/or Letters of Credit issued hereunder and that it has made and shall continue to make its own appraisal of, and investigation into, the business, operations, property, financial and other condition and the creditworthiness of the Borrower and its Affiliates. Each Lender and each Issuing Bank also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement, an Assignment and Assumption or a Joinder Agreement and funding its Loans, if applicable, on the Effective Date, or by the funding of any New Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, any Issuing Bank or the Lenders, as applicable on the Effective Date, the effective date of such Assignment and Assumption or as of the date of funding of such New Loans.
Section 8.06    Right to Indemnity. Each Lender, in proportion to its Applicable Percentage, severally agrees to indemnify the Administrative Agent and each Issuing Bank, to the extent that the Administrative Agent or such Issuing Bank shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or such Issuing Bank in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent or such Issuing Bank in any way relating to or arising out of this Agreement, any Letter of Credit or the other Loan Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Issuing Bank’s gross negligence, bad faith or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that no action taken in accordance with the directions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) shall constitute gross negligence or willful misconduct). If any indemnity furnished to the Administrative Agent or any Issuing Bank for any purpose shall, in the opinion of the Administrative Agent or such Issuing Bank, be insufficient or become impaired, the Administrative Agent or such Issuing Bank may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify the Administrative Agent or any Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Percentage thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent or any Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
Section 8.07    Successor Administrative Agent.
(a)    The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to the written consent of Borrower and the reasonable satisfaction of the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Required Lenders and the acceptance of being the Administrative Agent by such successor, or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, with the written consent of the Borrower, to appoint a successor Administrative Agent.
(b)    If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, with the prior written consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent or such successor has not accepted such appointment within 30 days after delivery of notice of resignation by the retiring Administrative Agent or the Removal Effective Date, the Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent and such successor accepts such appointment. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the Loan Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article 8). After any retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article 8 and Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.
Section 8.08    Guaranty.
(a)    Each Lender and each Issuing Bank hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders and the Issuing Banks, to be the agent for and representative of the Lenders with respect to the Guaranty and the other Loan Documents. Subject to Section 9.02, without further written consent or authorization from any Lender or any Issuing Bank, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 9.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented.
(b)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, each Issuing Bank and each Lender hereby agree that none of the Lenders or the Issuing Banks shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent, for the benefit of the Lenders and the Issuing Bank in accordance with the terms hereof and thereof.
(c)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full and all Commitments have terminated or expired, upon request of Borrower, the Administrative Agent shall take such actions as shall be required to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
Section 8.09    Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or any Issuing Bank an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or any Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or such Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender or an Issuing Bank pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender or such Issuing Bank, as the case may be, shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.10    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents, the Lenders and the Issuing Banks and their respective agents and counsel and all other amounts due the Agents, the Lenders and the Issuing Banks under Section 2.09 and Section 9.03 allowed in such judicial proceeding; and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and, in each case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each other Agent, each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the other Agents, the Lenders and/or the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and Section 9.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and Section 9.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the other Agents, the Lenders and/or the Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any other Agent, any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Agent, any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Agent, any Lender or the Issuing Bank in any such proceeding.
Section 8.11    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(i)    none of the Administrative Agent, or any other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any other Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
The representations set forth in this subsection (b) are intended to comply with the 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). To the extent these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.
(c)    The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other electronic image scan transmission (e.g. pdf via email)), as follows:
(i)    if to the Borrower, to it at:
Social Finance, Inc.
1 Letterman Drive Building A, Suite 4700
San Francisco, CA 94129
Attention: Chief Financial Officer
Email: MGill@sofi.org
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Eric M. Rosof
Email: EMRosof@wlrk.com
(ii)    if to the Administrative Agent, to it at:
Goldman Sachs Bank USA
200 West Street New York, New York, 10282-2198
Attention: SBD Operations
Facsimile: (212) 428-9270
Email: gs-sbdagency-borrowernotices@ny.email.gs.com
with a copy to:
Cahill Gordon & Reindel, LLP
80 Pine Street
New York, New York, 10005
Attention: Corey Wright
Email: CWright@cahill.com
(iii)    if to any other Lender or any other Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender or the applicable Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (provided that any Lender may change its address or telecopy number by notice solely to the Administrative Agent and the Borrower).
(d)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders and the Issuing Banks by posting the Communications on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) to the Borrower, any other Loan Party, any Lender, any Issuing Bank or any other Person arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, including, without limitation, the transmission of Communications through the Platform, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction). “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through the Platform.
(e)    In the event the Borrower shall have any publicly traded Equity Interests or other securities or otherwise files or is required to file reports under Section 15(d) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”) , the Borrower and each Lender acknowledges that certain of the Lenders may be Public Lenders and, if any document, notice or other information required to be delivered hereunder is being distributed through the Platform, any information that the Borrower has indicated contains Non-Public Information will not be posted on that portion of the Platform designated for such Public Lenders. If the Borrower has not indicated whether a document, notice or other information provided to the Administrative Agent by or on behalf of the Borrower or any Subsidiary contains Non-Public Information, the Administrative Agent reserves the right to post such information solely on the portion of the Platform designated for Lenders that wish to receive material Non-Public Information with respect to the Borrower, the Subsidiaries and its and their securities. Notwithstanding the foregoing, nothing in this Section 9.01(e) shall create any obligation on the Borrower to indicate whether any information contains Non-Public Information, it being further agreed that if any such indication is provided by the Borrower in its discretion, such indication shall create no obligation on the Borrower to provide any such indication in the future.
(f)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United State federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non Public Information with respect to the Borrower, the Subsidiaries or its or their securities.
Section 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Issuing Banks or any Lender may have had notice or knowledge of such Default or Event of Default at the time. Notwithstanding the foregoing Borrower and Administrative Agent may, without the consent of the other Lenders, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, defect or inconsistency if such amendment, modification or supplement if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
(b)    None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender or any Issuing Bank (including, without limitation, amending the definition of “Applicable Percentage”) without the written consent of such Lender or such Issuing Bank, as applicable, (ii) reduce the principal amount of any Loan or Letter of Credit or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby and, in the case of any Letter of Credit, the applicable Issuing bank, (iii) postpone the scheduled date of payment of the principal amount of any Loan or Letter of Credit, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby and, if applicable, the applicable Issuing Bank; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.02(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(d), (iv) change Section 7.02 or Section 2.15(b), Section 2.15(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of the Guaranties provided by the Guarantors, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Article 8 or Section 9.17 (in which case such release may be made by the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vii) waive any condition set forth in Section 4.01, or, in the case of any Loans made on the Effective Date, Section 4.02, without the written consent of each Lender and each Issuing Bank. Notwithstanding anything to the contrary herein, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be (it being understood that any change to Section 2.17 and Section 2.19 shall require the consent of the Administrative Agent and the Issuing Banks).
(c)    Notwithstanding the foregoing, this Agreement may be amended as contemplated by (i) Section 2.18 to effect New Commitments pursuant to a Joinder Agreement with only the consent of the Administrative Agent, the Borrower, the other Loan Parties and the New Lenders providing New Commitments, and (ii) Section 2.20 to effect an extension pursuant to an Extension Agreement with only the consent of the Administrative Agent, the Borrower, the other Loan Parties and the Extending Lenders and the New Extending Lenders.
(d)    Notwithstanding anything herein or in any other Loan Document to the contrary, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders or each directly affected Lender, as required, have approved any such amendment or waiver; provided, however, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest or fees owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender (other than in connection with the waiver of any obligation of the Borrower to pay interest at the default rate set forth in Section 2.10(d)) or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this paragraph, will require the consent of such Defaulting Lender.
Section 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out of pocket costs and expenses incurred by the Administrative Agent, the Issuing Banks, the Lenders, the Arrangers and their respective Affiliates (including, without limitation, the reasonable and documented fees and disbursements of one primary firm of counsel for the Administrative Agent, the Issuing Banks, the Lenders and the Arrangers, taken as a whole) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all reasonable and documented costs and expenses incurred by the Administrative Agent, the Issuing Banks, the Arrangers or any Lender (including, without limitation, the reasonable and documented fees, disbursements and other charges of one primary firm of counsel for the Administrative Agent, the Issuing Banks, the Lenders and the Arrangers, taken as a whole (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest where the Administrative Agent, the Issuing Banks, any Lender or any Arranger affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel for such affected person (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction))), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 9.03, or in connection with the Loans or Letters of Credit made hereunder, including all such reasonable and documented costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    The Borrower shall indemnify the Administrative Agent, the Issuing Banks, the Arrangers and each Lender, and each Related Party, successor, partner, representative or assign of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, charges and disbursements of a primary firm of counsel for all such Indemnitees (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another primary firm of counsel for such affected Indemnitee (and if reasonably necessary, of a single regulatory counsel and a single local counsel in each appropriate jurisdiction))), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letters of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective action, suit, inquiry, claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available, (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented out-of-pocket costs or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a material breach by such Indemnitee of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment), or (z) arise from any dispute between and among Indemnitees, to the extent such dispute does not involve an act or omission by the Borrower or its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent, any Issuing Bank or any Arranger, in each case, acting in such capacity. This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim. The Borrower will not be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any such indemnified losses, claims, damages, liabilities, costs or reasonable and documented expenses which is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless there is a final, non-appealable judgment of a court of competent jurisdiction for the plaintiff. In the case of any proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such proceeding is brought by the Borrower, any of its equityholders or creditors, an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto.
Without limiting in any way the indemnification obligations of the Borrower pursuant to Section 9.03(b) or of the Lenders pursuant to Section 8.06, to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(c)    All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Lender and each Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in subsection (c) of this Section 9.04), Indemnitees (to the extent provided in Section 9.03) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the Issuing Banks (such consent not to be unreasonably withheld or delayed).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and subject to Section 2.16(c), the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $15,000,000 (or a greater amount that is an integral multiple of $1,000,000), unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee (unless otherwise agreed to by the Administrative Agent in its sole discretion) of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)    no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party, (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) any natural person;
(F)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs; and
(G)    (a) No assignment or participation shall be made to any Person that was a Disqualified Institution (other than, in the case of participations (but not assignments), a Person who was a Disqualified Institution solely as a result of clause (c) of the definition thereof) as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign or participate, as applicable, all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a supplement to the list of competitors or potential competitors or investors in such competitors or potential competitors pursuant to clause (b) of the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant (but such Person shall not be able to increase its Commitments or participations hereunder) and (y) such assignment or participation and, in the case of an assignment, the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (G)(a) shall not be void, but the other provisions of this clause (G)(a) shall apply.
(b) The Administrative Agent (A) shall have the right (but not the obligation), and the Borrower hereby expressly authorizes the Administrative Agent, to post the list of Disqualified Institutions and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders and (B) shall provide the list of Disqualified Institutions and any updates thereto to each Lender or Participant requesting the same.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 9.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section 9.04.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 9.04(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register. The parties agree that the Register is intended to establish that the Loans, Commitments and Letters of Credit are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.15(d) or Section 8.06, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i)    Subject to Section 9.04(b)(ii)(G), any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law requiring a payment under Section 2.12 that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant.
(iii)    Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14, Section 2.19(g) and Section 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, the expiration or termination of the Commitments, the resignation of the Administrative Agent, the replacement of any Lender or any Issuing Bank, the resignation of an Issuing Bank or the termination of this Agreement or any provision hereof.
Section 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic image scan transmission (e.g. pdf via email)) means shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Issuing Bank, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Issuing Bank or such Lender, irrespective of whether or not such Issuing Bank or such Lender, as applicable, shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Issuing Bank and each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Issuing Bank or such Lender may have. Each Issuing Bank and each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10    Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT

(AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12    Confidentiality.
(a)    Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents and related matters, and to not disclose the Information; provided that nothing herein shall prevent the Administrative Agent, the Issuing Banks or the Lenders (collectively, the “Credit Parties”) and their respective Affiliates from disclosing any Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of their legal counsel (in which case such Credit Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by such a governmental bank regulatory authority)) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (ii) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over an Credit Party or any of its Affiliates (in which case such Credit Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by such a governmental bank regulatory authority)), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (iii) to the extent that such Information become publicly available other than by reason of improper disclosure by such Credit Party or any of its Affiliates in violation of any confidentiality obligations owing to the Borrower or any of its Affiliates (including those set forth in this Section), (iv) to the extent that such information is received by a Credit Party from a third party that is not, to such Credit Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Affiliates, (v) to the extent that such information is independently developed by any Credit Party without use of the Information, (vi) to each Credit Party’s Affiliates and to its and their respective employees, legal counsel, independent auditors and other experts or agents (“Representatives”) who need to know such Information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and are or have been advised of their obligation to keep such Information confidential (it being understood that each Credit Party shall be responsible for any breach thereof by its Representatives), (vii) with the Borrower’s consent (not to be unreasonably withheld, delayed or conditioned), to Participants or potential or prospective Participants or assignees (in each case which are or would be permitted Participants or assignees under Section 9.04 and other than Disqualified Institutions) and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its Subsidiaries, in each case, who enter into a written agreement with or for the express benefit of the Borrower that they shall be bound by the terms of this Section (or a written agreement containing provisions substantially similar and not less protective of the Information than this Section); provided that the consent of the Borrower shall not be required with respect to any administrative notices from any Agent to any Lender and (C) during any time that a Default or Event of Default has occurred and is continuing, (viii) to the extent the Borrower shall have consented to such disclosure in writing, (ix) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under the Loan Documents, (x) for purposes of establishing a “due diligence” defense, (xi) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder and (xii) to market data collectors, similar services providers to the lending industry, and service providers to the Credit Parties in connection with the administration, settlement and management of this Agreement and the other Loan Documents. For the purposes of this Section 9.12, “Information” means all memoranda or other information received from or on behalf of the Borrower, in connection with the Loan Documents and the facilities under the Loan Documents, relating to the Borrower or its business; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH ISSUING BANK AND EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(A) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH ISSUING BANK AND EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14    No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Issuing Banks, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent, any Issuing Bank, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Issuing Banks, each Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Issuing Bank, any Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower, on behalf of itself and each of its Subsidiaries and Affiliates, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Issuing Bank, any Arranger or any Lender, on the one hand, and the Borrower, any of its Subsidiaries, or their respective equityholders or Affiliates, on the other.
Section 9.15    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16    USA PATRIOT Act. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Guarantor that, pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the USA Patriot Act. The Borrower and each Guarantor shall, promptly following a request by the Administrative Agent, any Issuing Bank or any Lender, provide all documentation and other information that the Administrative Agent, any Issuing Bank or such Lender, as applicable, requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.
Section 9.17    Release of Guarantors. In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Subsidiaries in a transaction permitted under this Agreement or, at the option of the Borrower by notice to the Administrative Agent so long as no Event of Default has occurred and is continuing, in the event that a Guarantor ceases to be a Material Domestic Subsidiary or becomes an Excluded Subsidiary, the Guarantee of such Guarantor shall be automatically released and the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to evidence the termination of the guarantee of such Guarantor.
Section 9.18    Acknowledgement and Consent to Bail-in of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 9.19    Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder or under any other Loan Document in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given. The obligations of any Loan Party in respect of any sum due to any party hereto or under any other Loan Document or any holder of the obligations owing hereunder or under any other Loan Document (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder or under such other Loan Document (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOCIAL FINANCE, INC.,

as Borrower

By:	/s/ Michelle Gill
Name: Michelle Gill
Title: Chief Financial Officer
[Signature Page to Revolving Credit Agreement]

GOLDMAN SACHS BANK USA,

as Administrative Agent, Issuing Bank and as a Lender

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory
[Signature Page to Revolving Credit Agreement]

CITIBANK, N.A.,

as an Issuing Bank and a Lender

By:	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President
[Signature Page to Revolving Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,

as an Issuing Bank and a Lender

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director
[Signature Page to Revolving Credit Agreement]

Mizuho Bank, Ltd.,

as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory
[Signature Page to Revolving Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as an Issuing Bank and a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President
[Signature Page to Revolving Credit Agreement]

ROYAL BANK OF CANADA,

as a Lender

By:	/s/ Glenn van Allen
Name: GLENN VAN ALLEN
Title: AUTHORIZED SIGNATORY
[Signature Page to Revolving Credit Agreement]

Schedule 2.01
Lenders, Commitments and Letter of Credit Issuer Sublimit
Initial Commitments

Lender	Amount of Lender Commitment
Citibank, N.A.	$145,000,000
Goldman Sachs Bank USA	$115,000,000
Deutsche Bank AG New York Branch	$100,000,000
Mizuho Bank, Ltd.	$100,000,000
Morgan Stanley Senior Funding, Inc.	$50,000,000
Royal Bank of Canada	$50,000,000
Total	$560,000,000
Letter of Credit Sublimits

Issuing Bank	Amount of Letter of Credit Sublimit
Citibank, N.A.	$60,700,000
Goldman Sachs Bank USA	$50,000,000
Deutsche Bank AG New York Branch	$35,700,000
Morgan Stanley Senior Funding, Inc.	$17,900,000
Total	$164,300,000

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including, without limitation, any Letters of Credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:
[and is an [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower:	Social Finance, Inc.

4.	Administrative Agent:	Goldman Sachs Bank USA, as administrative agent under the Credit Agreement

5.	Credit Agreement:	Revolving Credit Agreement, dated as of September 27, 2018, among the Borrower, the Lenders party thereto, the Issuing Banks party thereto and

Goldman Sachs Bank USA, as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[1]	Percentage Assigned of Commitment/ Loans[2]

Revolving Facility	$	$	%
Effective Date: _________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
1 The minimum assignment amount shall be $15,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:

Name:
Title:

[CONSENTED TO AND ACCEPTED:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:

Name:
Title:

CONSENTED TO AND ACCEPTED:

[_],[3]

as an Issuing Bank

By:

Name:
Title:
3 Insert signature block for each Issuing Bank.

CONSENTED TO:

SOCIAL FINANCE, INC.

By:

Name:
Title: ][4]
4 Signature blocks to be added if such consent is required by Section 9.04(b) of the Credit Agreement.

ANNEX I
REVOLVING CREDIT AGREEMENT
Standard Terms and Conditions for
Assignment and Assumption
1.    Representations and Warranties.
(a)    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
(b)    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement (subject to consents, if any, as may be required thereunder) that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 4.01(i), Section 5.01(a) and/or Section 5.01(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it is not a Disqualified Institution and (viii) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in
A-I-1

accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.
2.    Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding such Effective Date and to the Assignee for amounts which have accrued from and after such Effective Date.
3.    Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date referred to in this Assignment and Assumption, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.
4.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.
A-I-2

EXHIBIT B
FORM OF BORROWING REQUEST
Goldman Sachs Bank USA, as Administrative Agent
for the Lenders party to the Credit Agreement referred to below
[Date]
Ladies and Gentlemen:
The undersigned, Social Finance, Inc. (the “Borrower”), refers to the Revolving Credit Agreement, dated as of September 27, 2018 (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), the issuing banks from time to time party thereto (collectively, the “Issuing Banks”) and you, as Administrative Agent for such Lenders and Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:
(i)    The Business Day of the Proposed Borrowing is _, 20_.5
(ii)    The aggregate principal amount of the Proposed Borrowing is [ ]. The currency of the requested Borrowing is [ ].6
(iii)    The Proposed Borrowing is to consist of [ABR Loans][Eurodollar Loans][EURIBOR Loans].
(iv)    [The initial Interest Period for the Proposed Borrowing is [one/two/three/six]/ [twelve months/insert period less than one month]7.]8
5 In the case of a Eurodollar Borrowing denominated in Dollars or a EURIBOR Borrowing, shall be a Business Day at least three Business Days after the date hereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (Local Time). In the case of a Eurodollar Borrowing denominated in any Permitted Foreign Currency (other than Euros), shall be a Business Day at least four Business Days after the date hereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (local time). In the case of ABR Loans, shall be a Business Day either (x) at least one Business Day after the date hereof (provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (New York City time)) or (y) that is the date hereof (provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 p.m. (New York City time)).
6 Currency to be Dollars or a Permitted Foreign Currency.
7 Interest Periods of twelve or less than one month only available with the consent of each Lender.
8 To be included for a Proposed Borrowing of Eurodollar Loans and EURIBOR Loans.

(v)    The location and number of the account or accounts to which funds are to be disbursed is as follows:
[Insert location and number of the account(s)]
[Signature Page Follows]

The Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

SOCIAL FINANCE, INC.

By:

Name:
Title:

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST
Goldman Sachs Bank USA, as Administrative Agent
for the Lenders party to the Credit Agreement referred to below
[Date]
Ladies and Gentlemen:
The undersigned, Social Finance, Inc. (the “Borrower”), refers to the Revolving Credit Agreement, dated as of September 27, 2018 (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (the “Lenders”), the issuing banks from time to time party thereto (collectively, the “Issuing Banks”) and you, as Administrative Agent for such Lenders and Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.05 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.05 of the Credit Agreement:
(i)    The Proposed [Conversion] [Continuation] relates to the Borrowing of Loans originally made on _, 20_ (the “Outstanding Borrowing”) in the principal amount of $_ and currently maintained as a Borrowing of [ABR Loans] [Eurodollar Loans denominated in [_]9 with an Interest Period ending on _, _] [EURIBOR Loans with an Interest Period ending on _, _].
(ii)    The Business Day of the Proposed [Conversion] [Continuation] is _, _.10
(iii)    [The Outstanding Borrowing][A portion of the Outstanding Borrowing in the principal amount of $_] shall be [continued as a Borrowing of [Eurodollar Loans/ EURIBOR Loans with an Interest Period of [one/two/three/six months]/[twelve months/insert period less than one month]11]] [converted into a Borrowing of [ABR Loans] [Eurodollar Loans/EURIBOR Loans with
9 Insert applicable currency (i.e., Dollars or any Permitted Foreign Currency (other than Euros)).
10 In the case of a Eurodollar Borrowing denominated in Dollars or a EURIBOR Borrowing, shall be a Business Day at least three Business Days after the date hereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (Local Time). In the case of a Eurodollar Borrowing denominated in any Permitted Foreign Currency (other than Euros), shall be a Business Day at least four Business Days after the date hereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (Local Time). In the case of ABR Loans, shall be a Business Day either (x) at least one Business Day after the date hereof (provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. (New York City time)) or (y) that is the date hereof (provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 p.m. (New York City time)).
11 Interest Periods of twelve months or less than one month only available with the consent of each Lender.

an Interest Period of [one/two/three/six months]/[twelve months/insert period less than one month]12]]13.
[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation].]14
[Signature Page Follows]

12 Interest Periods of twelve months or less than one month only available with the consent of each Lender.
13 If different options are selected for different portions of such Borrowing, include this information for each such portion.
14 In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from an ABR Loan to a Eurodollar Loan or in the case of a continuation of a Eurodollar Loan or EURIBOR Loan.

The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

SOCIAL FINANCE, INC.

By:

Name:
Title:

EXHIBIT D
FORM OF REVOLVING NOTE
New York, New York
[Date]
FOR VALUE RECEIVED, SOCIAL FINANCE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to _ __________ or its registered assigns (the “Lender”), in Dollars, Euros or applicable Permitted Foreign Currency, in immediately available funds, at the Principal Office (such term, and each other capitalized term used but not defined herein, shall have the meaning assigned to such term in the Revolving Credit Agreement, dated as of September 27, 2018, among the Borrower, the lenders from time to time party thereto (including the Lender), the issuing banks from time to time party thereto and the Administrative Agent (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”)) of GOLDMAN SACHS BANK USA (the “Administrative Agent”) the unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
The Borrower promises also to pay to the Lender interest on the unpaid principal amount of each Revolving Loan incurred by the Borrower from the Lender in like money at said office from the date such Revolving Loan is made until paid at the rates and at the times provided in Section 2.10 of the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date and the Revolving Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.
In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.
[Signature page follows]
D-1

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by a duly authorized officer as of the date first written above.

SOCIAL FINANCE, INC.

By:

Name:
Title:
D-2

EXHIBIT E
FORM OF GUARANTY
This GUARANTY, dated as of [_ _, 20_] (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, this “Agreement”), made by and among each of the undersigned guarantors (together with any other entity that becomes a guarantor hereunder, each, a “Guarantor” and collectively, the “Guarantors”) in favor of GOLDMAN SACHS BANK USA, as administrative agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Lenders (as defined below), the Issuing Banks (as defined below) and the Administrative Agent.
Reference is made to the Revolving Credit Agreement dated as of September 27, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Social Finance, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), the issuing banks from time to time party thereto (collectively, the “Issuing Banks”) and the Administrative Agent.
Each Guarantor is a direct or indirect Domestic Subsidiary of the Borrower.
It is a condition precedent to the making of Loans (this, and each other capitalized term used but not defined in these recitals being defined as set forth in Section 1) to the Borrower under the Credit Agreement that each Subsidiary required to be a Guarantor as of the Effective Date shall have executed and delivered to the Administrative Agent this Agreement.
The Lenders have agreed to extend credit to the Borrower and the Issuing Banks have agreed to issue Letters of Credit, in each case, subject to the terms and conditions set forth in the Credit Agreement. Each Guarantor will derive substantial benefits from the extension of credit and/or issuance of Letters of Credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to continue to extend such credit and the Issuing Banks to issue Letters of Credit. Accordingly, for valuable consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
SECTION 1.    Definitions. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.
(b)    The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.
SECTION 2.    Guarantee. (a) Each Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the Obligations of the Borrower. Each Guarantor further agrees that the due and punctual payment of the Obligations of the Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation. Each Guarantor hereby agrees to be liable under this Guaranty, without any limitation as to amount, for all present and future Obligations, including specifically all future increases in the outstanding amount of the

Loans or other Obligations and other future increases in the Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the date hereof.
(b)     Each Guarantor agrees that the obligations of each Guarantor hereunder are independent of the obligations of each other Guarantor or any other guarantee of the Obligations of the Borrower and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Agent, Lender or Issuing Bank (collectively, the “Guaranteed Parties”) may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against guarantee of the Obligations of the Borrower or any right of offset with respect thereto.
(c)    To the maximum extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement (including under Section 2(b) above), any other Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of any other Loan Document or other agreement; (iv) the failure or delay of any Guaranteed Party to exercise any right or remedy against any other guarantor of the Obligations; (v) the failure of any Guaranteed Party to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (vi) any default, failure or delay, willful or otherwise, in the performance of the Obligations; (vii) any increases in the outstanding amount of Loans and other Obligations; or (viii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation (other than payment in full of the Obligations (excluding contingent obligations as to which no claim has been made) or release pursuant to Section 17 hereof).
(d)     Each Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Guaranteed Party to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of the Borrower or any Subsidiary or any other Person.
(e)    No payment made by the Borrower, any of the Guarantors or any other Person or received or collected by any Guaranteed Party from the Borrower, any of the Guarantors or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of any of the Obligations) remain liable under this Guaranty until the earlier of (i) the date on which the Commitments shall have expired or terminated, all Obligations (excluding contingent obligations as to which no claim has been made) under the Credit Agreement shall have been paid in full and the cancellation, expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the Issuing Banks in an amount equal to the Agreed L/C Cash Collateral Amount of all Letter of Credit Usage shall have occurred (the “Termination Date”) and (ii) the release or termination of a Guarantor’s obligations hereunder as provided in Section 17.
(f)    Except for the release or termination of a Guarantor’s obligations hereunder as provided in Section 17, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason other than the payment in full in cash of the Obligations (excluding contingent obligations as to which no claim has been made), and shall not be subject to any defense, setoff, reduction, counterclaim, recoupment, discharge or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.
(g)    Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guaranteed Party upon the bankruptcy or reorganization of the Borrower or otherwise.
(h)    In furtherance of the foregoing and not in limitation of any other right which any Guaranteed Party may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation as and when the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guaranteed Parties in cash an amount equal to the unpaid principal amount of such Obligation.
(i)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the maximum liability of each Guarantor under this Agreement shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors.
(j)    All rights and claims arising under this Section 2 or based upon or relating to any other right of reimbursement, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior discharge of the Obligations. Until complete and satisfactory discharge of the Obligations, no Guarantor shall demand or receive any payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Guaranteed Parties, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.
SECTION 3. Representations and Warranties; Additional Agreements. (a) Each of the Guarantors represents and warrants to the Administrative Agent that the representations and warranties set forth in Section 3 of the Credit Agreement, each of which as they relate to such Guarantor is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties that are qualified as to “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case, unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Administrative Agent shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 3(a), be deemed to be a reference to such Guarantor’s knowledge.
(b)    Until the Termination Date, each Guarantor covenants and agrees with the Administrative Agent for the benefit of the Guaranteed Parties that it will be bound by each of the covenants contained in the Credit Agreement to the extent applicable to such Guarantor.
SECTION 4.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that no Guaranteed Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
SECTION 5.    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.
SECTION 6.    Survival of Agreement. All covenants, agreements, representations and warranties made by each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and shall survive the execution and delivery of this Agreement, the other Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by the Administrative Agent or on its behalf and notwithstanding that a Guaranteed Party may have had notice or knowledge of any Default, Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as any Obligation (excluding contingent obligations as to which no claim has been made) is outstanding and unpaid and so long as the Commitments have not expired or terminated.
SECTION 7.    Binding Effect; Several Agreement; Successors and Assigns. (a) This Agreement shall become effective as to each Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent (regardless of whether any other Guarantor has executed and delivered a counterpart hereof) and a counterpart hereof shall have been executed on behalf of the Administrative Agent.
(b)    Following the effectiveness of this Agreement as to a Guarantor in accordance with subsection (a) of this Section 7, this Agreement shall be binding upon such Guarantor and the

Administrative Agent and their respective permitted successors and assigns, and all covenants, promises and agreements by or on behalf of any Guarantor, the Administrative Agent and each other Guaranteed Party that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
SECTION 8.    [Reserved]
SECTION 9.    Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03(a) of the Credit Agreement.
(b)    Each Guarantor, jointly and severally, agrees to indemnify the Administrative Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket costs and expenses, in each case, to the extent the Borrower would be required to do so pursuant to section 9.03(b) of the Credit Agreement.
(c)    Any such amounts payable as provided hereunder shall be additional Obligations. The provisions of this Section 9 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9 shall be payable on written demand therefor.
SECTION 10    APPLICABLE LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.
SECTION 11.    Waivers; Amendment. (a) No failure or delay by any Guaranteed Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Guaranteed Party hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.
(b)    Except as expressly contemplated by Section 5.10 of the Credit Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and each Guarantor with respect to which such waiver, amendment or modification is to apply, in accordance with Section 9.02 of the Credit Agreement.
SECTION 12.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
SECTION 13.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 14.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually signed counterpart of this Agreement.
SECTION 15.    Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 16.    Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or other Guaranteed Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.
(b)    Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in sub-section (a) of this Section 16. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 17.    Termination; Release of a Guarantor. (a) This Agreement and the guarantees set forth herein shall terminate on the Termination Date.
(b)    In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Subsidiaries in a transaction permitted under the Credit Agreement or, at the option of the Borrower by notice to the Administrative Agent so long as no Event of Default has occurred and is continuing, in the event that a Guarantor ceases to be a Material Domestic Subsidiary or becomes an Excluded Subsidiary, the Guarantee of such Guarantor shall be automatically released and the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to evidence the termination of the guarantee of such Guarantor hereunder.
SECTION 18.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Guaranteed Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Guaranteed Party or such Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Guaranteed Party irrespective of whether or not such Guaranteed Party shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Guaranteed Party under this Section 18 are in addition to other rights and remedies (including other rights of setoff) which such Guaranteed Party may have. Each Guaranteed Party agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[INSERT GUARANTOR NAME]

By:

Name:
Title:

[INSERT GUARANTOR NAME]

By:

Name:
Title:

GOLDMAN SACHS BANK USA,

as Administrative Agent

By:

Name:
Title:

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 5.01(c) of the Revolving Credit Agreement, dated as of September 27, 2018 (as amended, restated, amended and restated, supplemented, extended or modified from time to time, the “Credit Agreement”), among Social Finance, Inc. (the “Borrower”), the lenders from time to time party thereto, the issuing banks from time to time party thereto and Goldman Sachs Bank USA, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
1.    I am the duly elected, qualified and acting [_]15 of the Borrower.
2.    I have reviewed and am familiar with the contents of this Compliance Certificate and I have reviewed the terms of the Credit Agreement and the other Loan Documents. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower.
3.    The financial statements for the fiscal [quarter][year] of the Borrower ended [-,-] are attached hereto as ANNEX 1 or have been otherwise delivered to the Administrative Agent pursuant to the requirements of Section 5.01 of the Credit Agreement (the “Financial Statements”). [The Financial Statements present fairly in all material respects as of the date of each such statement the financial condition and results of operations of the Borrower16 and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to year-end adjustments and the absence of footnotes.]17
4.    No Default or Event of Default has occurred and is continuing as of the date hereof[,-except for-]18.
5.    Attached hereto as ANNEX 2 are the computations required by Section 5.01(c)(ii) of the Credit Agreement.19
6.    [Attached hereto as ANNEX 3 is the statement of reconciliation required by Section 5.01(c)(iii) of the Credit Agreement.]20
15 Certificate may be signed by any Financial Officer of the Borrower (any of the chief financial officer, principal accounting officer, vice president of finance or corporate controller or most senior financial officer of the Borrower).
16 After an IPO, the Public Company.
17 To be included only if the Compliance Certificate is certifying quarterly financials under Section 5.01(b) of the Credit Agreement.
18 Specify the details of any Default or Event of Default, if any, and any action taken or proposed to be taken with respect thereto.
19 Set forth reasonably detailed calculations demonstrating compliance with Section 6.09 of the Credit Agreement as of the last day of the applicable fiscal quarter or fiscal year for which the Financial Statements are being delivered.
20 If and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement had an impact on such financial statements, include a statement of reconciliation conforming such financial statements to GAAP to the extent required pursuant to Section 6.09 of the Credit Agreement.

7.    [Attached hereto as ANNEX 3 is a list of each Unrestricted Subsidiary of the Borrower as of the date of delivery of this Compliance Certificate (to the extent that there have been any changes in the list of Unrestricted Subsidiaries since the Closing Date or the most recent list provided).]
8.    [Attached hereto as ANNEX 4 is a list of each Material Domestic Subsidiary (excluding any Material Domestic Subsidiary that is an Excluded Subsidiary) of the Borrower as of the date of delivery of this Compliance Certificate (to the extent that there have been any changes in the list of Material Domestic Subsidiaries since the Closing Date or the most recent list provided).]
IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

SOCIAL FINANCE, INC.

By:

Name:
Title:

ANNEX 1
[Applicable Financial Statements to be attached]

ANNEX 2
The information described herein is as of [_,_]21, (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [_,_]22 to the Computation Date (the “Relevant Period”).

Consolidated Tangible Net Worth for the Relevant Period ended on the Computation Date		Amount

1.	Stockholders’ equity as set forth on the most recent quarterly or annual consolidated balance sheet of the Borrower and its Subsidiaries	$

less

2.	All intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of intangible assets (but only to the extent that such items would be included on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP)	$
$

Leverage Ratio for the Relevant Period ended on the Computation Date		Amount

1.	Total Indebtedness of the Borrower and its Restricted Subsidiaries	$

2.	Consolidated Tangible Net Worth	$
$
21 Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
22 Insert the first day of the most recently completed four consecutive fiscal quarters of the Borrower ended on the Computation Date.

Unrestricted cash and Cash Equivalents of the Borrower and its consolidated Subsidiaries[23]			Amount

1.	Unrestricted cash of the Borrower and its Restricted Subsidiaries		$

2.	Cash Equivalents of the Borrower and its Restricted Subsidiaries:

	(a)	Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof	$

	(b)	Investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, a rating of at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P	$

	(c)	Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P	$

	(d)	Fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above	$

	(e)	Investments in “money market funds” substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above	$

	(f)	In the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes	$

	(g)	Investments permitted pursuant to Borrower’s investment policy as approved by the board of directors (or committee thereof) of the Borrower from time to time	$

$
23 To be calculated as of the last day of the most recent calendar month. Unrestricted cash or Cash Equivalents (a) do not appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower, (b) are not subject to any Lien, other than non-consensual Liens arising by operation of law or Liens permitted under Section 6.02(k) of the Credit Agreement and (c) are otherwise generally available for use by the Borrower or any Restricted Subsidiary.

EXHIBIT G-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement, dated as of September 27, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Social Finance, Inc., a Delaware corporation, as the Borrower, lenders and issuing banks from time to time party thereto and Goldman Sachs Bank USA, as the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if this certificate expires or becomes obsolete or inaccurate in any respect, the undersigned shall promptly deliver to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or notify the Borrower and the Administrative Agent in writing of its legal inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]
G-1-1

[Lender]

By:

Name:
Title:

[Address]

Dated: ____________________, 20[ ]
G-1-2

EXHIBIT G-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Participants That Are Neither U.S. Persons Nor Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement, dated as of September 27, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Social Finance, Inc., a Delaware corporation, as the Borrower, lenders and issuing banks from time to time party thereto and Goldman Sachs Bank USA, as the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if this certificate expires or becomes obsolete or inaccurate in any respect, the undersigned shall promptly deliver to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or notify such Lender in writing of its legal inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]
G-2-1

[Participant]

By:

Name:
Title:

[Address]

Dated: ____________________, 20[ ]
G-2-2

EXHIBIT G-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Participants That Are Not U.S. Persons And That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement, dated as of September 27, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Social Finance, Inc., a Delaware corporation, as the Borrower, lenders and issuing banks from time to time party thereto and Goldman Sachs Bank USA, as the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (its “Applicable Partners/Members”) is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its Applicable Partners/Members.
The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if this certificate expires or becomes obsolete or inaccurate in any respect, the undersigned shall promptly deliver to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or notify such Lender in writing of its legal inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
G-3-1

[Participant]

By:

Name:
Title:

[Address]

Dated: ____________________, 20[ ]
G-3-2

EXHIBIT G-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement, dated as of September 27, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Social Finance, Inc., a Delaware corporation, as the Borrower, lenders and issuing banks from time to time party thereto and Goldman Sachs Bank USA, as the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (its “Applicable Partners/Members”) is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its Applicable Partners/Members.
The undersigned has furnished the Borrower and the Administrative Agent with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if this certificate expires or becomes obsolete or inaccurate in any respect, the undersigned shall promptly deliver to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or notify the Borrower and the Administrative Agent in writing of its legal inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]
G-4-1

[Lender]

By:

Name:
Title:

[Address]

Dated: ____________________, 20[ ]
G-4-2

Exhibit H
FORM OF INTERCOMPANY SUBORDINATION AGREEMENT
This INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated as of _, 20_ , is entered into by and among the Persons listed on the signature pages hereof, in favor of the Agent (as defined below).
Reference is made to that certain Revolving Credit Agreement, dated as of September 27, 2018 (the “Closing Date”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Social Finance, Inc., a Delaware corporation (“Borrower”), the Lenders party thereto, Goldman Sachs Bank USA, as Administrative Agent (the “Agent”) and the other parties from time to time party thereto. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Credit Agreement.
Each of the undersigned Loan Parties listed on the signature page hereto as a “Payor” (each, in such capacity, a “Payor”) is now or may hereafter become indebted or otherwise obligated to such other Person listed below as a “Payee” (each, in such capacity, a “Payee”) in respect of Indebtedness (including trade payables) (the unpaid principal amount and all other amounts payable in respect thereof, “Intercompany Subordinated Indebtedness”).
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1.    Anything in this Agreement to the contrary notwithstanding, any Intercompany Subordinated Indebtedness owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the Obligations until the payment in full in cash of all Obligations (other than contingent obligations not yet validly asserted) and the termination or expiration of all Commitments and the cancellation or expiration or Cash Collateralization of all Letters of Credit on terms reasonably satisfactory to the applicable Issuing Bank; provided that each Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in the Credit Agreement shall have occurred and be continuing and such Payor has not received notice thereof from the Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h), 7.01(i) or 7.01(j) of the Credit Agreement) (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).
(i)    In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Credit Agreement), whether or not involving insolvency or bankruptcy, then, if an Event of Default (as defined in the Credit Agreement) has occurred and is continuing, (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations not yet validly asserted) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Agreement and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations not yet validly asserted), any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Agreement, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness.
(ii)    If any Event of Default (as defined in the Credit Agreement) occurs and is continuing after prior written notice from the Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h), 7.01(i) or 7.01(j) of the Credit Agreement) to the Borrower, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor, or any other Person on its behalf, with respect to any Intercompany Subordinated Indebtedness.
(iii)    If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any amounts outstanding under any Intercompany Subordinated Indebtedness shall (despite these subordination provisions) be received by any Payee in violation of Section 1(i) or Section 1(ii) above prior to all Senior Indebtedness having been paid in full in cash (other than contingent obligations not yet validly asserted), such payment or distribution shall be held by such Payee in trust (segregated from other property of such Payee) for the benefit of the Agent, and shall be paid over or delivered in accordance with the Loan Documents.
(iv)    Each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Intercompany Subordinated Indebtedness, and the Agent shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints the Agent as its true and lawful attorney-in-fact and the Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in the Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Agent all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the Agent shall pay the excess amount to the party entitled thereto pursuant to the Loan Documents and applicable law. In addition, each Payee hereby irrevocably appoints the Agent as its attorney-in-fact to exercise all of such Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payor.
(v)    Each Payee waives the right to compel that any property of any Payor or any property of any guarantor of any Senior Indebtedness or any other Person be applied in any particular order to discharge such Senior Indebtedness. Each Payee expressly waives the right to require the Agent or any other holder of Senior Indebtedness to proceed against any Payor, any guarantor of any Senior Indebtedness or any other Person, or to pursue any other remedy in its or their power that such Payee cannot pursue and that would lighten such Payee’s burden, notwithstanding that the failure of the Agent or any such other holder to do so may thereby prejudice such Payee. Each Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced (i) as a result of any delay by the Agent or any other holder of Senior Indebtedness in proceeding against or enforcing any remedy against any Payor, any guarantor of any Senior Indebtedness or any other Person; (ii) by the Agent or any holder of Senior Indebtedness releasing any Payor, any guarantor of any Senior Indebtedness or any other Person from all or any part of the Senior Indebtedness; or (iii) by the discharge of any Payor, any guarantor of any Senior Indebtedness or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Agent or any such holder.
(vi)    Each Payee waives all rights and defenses arising out of an election of remedies by the Agent or any other holder of Senior Indebtedness, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Senior Indebtedness (if any), has impaired the value of such Payee’s rights of subrogation, reimbursement, or contribution against any Payor, any guarantor of any Senior Indebtedness or any other Person. Each Payee expressly waives any rights or defenses it may have by reason of protection afforded to any Payor, any guarantor of any Senior Indebtedness or any other Person with respect to the Senior Indebtedness pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Senior Indebtedness (if any).
(vii)    Each Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by the Agent or any other holder of Senior Indebtedness may be rescinded in whole or in part by the Agent or such holder, and any Senior Indebtedness may be continued, and the Senior Indebtedness or the liability of any Payee, any guarantor thereof or any other Person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Agent or any other holder of Senior Indebtedness, in each case without notice to or further assent by such Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.
(viii)    Each Payee waives any and all notice of the creation, renewal, extension or accrual of any Senior Indebtedness, and any and all notice of or proof of reliance by holders of Senior Indebtedness upon the subordination provisions set forth herein. The Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Payee with respect to Intercompany Subordinated Indebtedness shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth herein.

(ix)    To the maximum extent permitted by law, each Payee waives any claim it might have against the Agent or any other holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Agent or any such holder, or any of their Related Parties, with respect to any exercise of rights or remedies under the Loan Documents, except to the extent due to the gross negligence or willful misconduct of the Agent or any such holder, as the case may be, or any of its Related Parties, as determined by a court of competent jurisdiction in a final and non-appealable judgment. None of the Agent, any other holder of Senior Indebtedness or any of their Related Parties shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Indebtedness, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of any Payor, any Payee or any other Person or to take any other action whatsoever with regard to any such guarantee or any other property.
Each Payee and each Payor hereby agree that the subordination provisions set forth in this Agreement are for the benefit of the Agent and the other holders of Senior Indebtedness. The Agent and the other holders of Senior Indebtedness are obligees under this Agreement to the same extent as if their names were written herein as such and the Agent may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth herein.
All rights and interests of the Agent and the other holders of Senior Indebtedness hereunder, and the subordination provisions and the related agreements of the Payors and Payees set forth herein, shall remain in full force and effect irrespective of:
(i)    any lack of validity or enforceability of the Credit Agreement or any other Loan Document;
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;
(iii)    any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Senior Indebtedness; or
(iv)    any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Payor in respect of any Senior Indebtedness or of any Payee or any Payor in respect of the subordination provisions set forth herein.
The Indebtedness owed by any Payor to a Loan Party that is a Payee shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.
Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on any Intercompany Subordinated Indebtedness as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.
This Agreement shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Agreement shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Agreement supplements any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to the Borrower or any Subsidiary.
From time to time after the date hereof, additional Subsidiaries of Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Agreement (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Agreement shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.
No amendment, modification or waiver of, or consent with respect to, any provisions of this Agreement shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that, until such time as (i) all the Obligations have been paid in full in cash (other than contingent obligations not yet validly asserted) and (ii) all Commitments have terminated or expired and all Letters of Credit have been cancelled, are expired or have been Cash Collateralized on terms reasonably satisfactory to the applicable Issuing Bank, the Agent shall have provided its prior written consent to such amendment, modification, waiver or consent (such consent not to be unreasonably withheld to the extent such amendment or modification is required to comply with any applicable law or is not adverse to the interests of the Lenders).
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Payor

[ ]

By:

Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Payee

[ ]

By:

Name:
Title:

EXHIBIT I
FORM OF ANNUAL FORECAST

Fiscal Year
Revenue

OpEx

Operating Income

D&A

Other Expense / (Income)

Net Income

CapEx
I-1